Exhibit 10.1

CREDIT AGREEMENT

Dated as of October 9, 2009

among

TOPS MARKETS, LLC,
as the Lead Borrower

For

The Borrowers Party Hereto

The BORROWERS Party Hereto

The GUARANTORS Party Hereto

BANK OF AMERICA, N.A.
as Administrative Agent, Collateral Agent, Swing Line Lender
and
L/C Issuer,

and

The LENDERS Party Hereto

BANC OF AMERICA SECURITIES LLC
MORGAN STANLEY SENIOR FUNDING, INC.
as Joint Lead Arrangers and Joint Bookrunners

HSBC BUSINESS CREDIT (USA) INC.
as Documentation Agent

i

5.03	Governmental Authorization; Other Consents	101
5.04	Binding Effect	101
5.05	Financial Statements; No Material Adverse Effect	101
5.06	Litigation	102
5.07	No Default	102
5.08	Ownership of Property; Liens	102
5.09	Environmental Compliance	103
5.10	Insurance	103
5.11	Taxes	104
5.12	ERISA Compliance	104
5.13	Subsidiaries; Equity Interests	105
5.14	Margin Regulations; Investment Company Act	105
5.15	Disclosure	105
5.16	Compliance with Laws	106
5.17	Intellectual Property; Licenses, Etc.	106
5.18	Labor Matters	106
5.19	Security Documents	107
5.20	Solvency	108
5.21	Deposit Accounts; Credit Card Arrangements	108
5.22	Brokers	108
5.23	Material Contracts	108
5.24	Casualty	109
5.25	Pharmaceutical Laws	109
5.26	HIPAA Compliance	109
5.27	Compliance With Health Care Laws	110

ARTICLE VI AFFIRMATIVE COVENANTS		111

6.01	Financial Statements	111
6.02	Certificates; Other Information	112
6.03	Notices	115
6.04	Payment of Obligations	116
6.05	Preservation of Existence, Etc.	116
6.06	Maintenance of Properties	116
6.07	Maintenance of Insurance	117
6.08	Compliance with Laws	118
6.09	Books and Records; Accountants	118
6.10	Inspection Rights	118
6.11	Use of Proceeds	119
6.12	Additional Loan Parties	119
6.13	Cash Management	120
6.14	Information Regarding the Collateral	122
6.15	Physical Inventories	123
6.16	Environmental Laws	123
6.17	Further Assurances	123
6.18	Compliance with Terms of Leaseholds	124
6.19	Material Contracts	124
6.20	Post-Closing Matters	124

ARTICLE VII NEGATIVE COVENANTS		125

7.01	Liens	126
7.02	Investments	126
7.03	Indebtedness	126
7.04	Fundamental Changes	126
7.05	Dispositions	126
7.06	Restricted Payments	126
7.07	Repayments and Prepayments of Indebtedness	127
7.08	Change in Nature of Business	128
7.09	Transactions with Affiliates	128
7.10	Burdensome Agreements	129
7.11	Use of Proceeds	131
7.12	Amendment of Material Documents	131
7.13	Fiscal Year; Changes Regarding the Collateral	131
7.14	Blocked Accounts; Credit Card Processors	132
7.15	Consolidated Fixed Charge Coverage Ratio	132

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		132

8.01	Events of Default	132
8.02	Remedies Upon Event of Default	135
8.03	Application of Funds	136

ARTICLE IX ADMINISTRATIVE AGENT		138

9.01	Appointment and Authority	138
9.02	Rights as a Lender	138
9.03	Exculpatory Provisions	139
9.04	Reliance by Agents	140
9.05	Delegation of Duties	140
9.06	Resignation of Agents	140
9.07	Non-Reliance on Administrative Agent and Other Lenders	141
9.08	Administrative Agent May File Proofs of Claim	141
9.09	Collateral and Guaranty Matters	142
9.10	Notice of Transfer	143
9.11	Reports and Financial Statements	143
9.12	Agency for Perfection	144
9.13	Indemnification of Agents	144
9.14	Relation among Lenders	144
9.15	Defaulting Lender	144
9.16	Syndication Agents and Co-Lead Arrangers	146

ARTICLE X MISCELLANEOUS		146

10.01	Amendments, Etc.	146
10.02	Notices; Effectiveness; Electronic Communications	148
10.03	No Waiver; Cumulative Remedies	150
10.04	Expenses; Indemnity; Damage Waiver	150
10.05	Payments Set Aside	151

10.06	Successors and Assigns	152
10.07	Treatment of Certain Information; Confidentiality	156
10.08	Right of Setoff	157
10.09	Interest Rate Limitation	157
10.10	Counterparts; Integration; Effectiveness	157
10.11	Survival	158
10.12	Severability	158
10.13	Replacement of Lenders	158
10.14	Governing Law; Jurisdiction; Etc.	159
10.15	Waiver of Jury Trial	160
10.16	No Advisory or Fiduciary Responsibility	160
10.17	USA PATRIOT Act Notice	161
10.18	Foreign Asset Control Regulations	161
10.19	Time of the Essence	162
10.20	Press Releases	162
10.21	Additional Waivers	162
10.22	No Strict Construction	164
10.23	Attachments	164
10.24	Intercreditor Agreement	164

SIGNATURES		S-1

SCHEDULES

1.01	Borrowers
1.02	Guarantors
2.01	Commitments and Applicable Percentages
5.01	Loan Parties; Organizational Information
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.23	Material Contracts
5.26(b)	Business Associate Agreements
5.27(d)	Participation Agreements
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Transactions with Affiliates
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Conversion/Continuation Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G	Credit Card Notification
H	Joinder Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 9, 2009, among

TOPS MARKETS, LLC, a New York limited liability company, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers now or hereafter party hereto;

the BORROWERS now or hereafter party hereto;

the GUARANTORS now or hereafter party hereto;

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); and

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer.

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” has the meaning given that term in the Intercreditor Agreement.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to Fourteen Million Dollars ($14,000,000) at the End of any Business Day.   For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to maintain Availability as required hereunder, until Availability has exceeded Fourteen Million Dollars ($14,000,000) at the End of each calendar day for sixty (60) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state.  The term “Account” includes health-care-insurance receivables.

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” has the meaning provided in Section 2.15(c).

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.  The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each calendar quarter, provided that the first Adjustment Date after the Closing Date shall be June 1, 2010.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Account” has the meaning provided in Section 6.13(c).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any other Person directly or indirectly holding 15% or more of any class of the Equity Interests of that Person, and (iii) any other Person 15% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent(s)” means, individually, the Administrative Agent or the Collateral Agent and, collectively, means both of them.

“Aggregate Commitments” means the Commitments of all of the Lenders. As of the Closing Date, the Aggregate Commitments shall be $70,000,000, as such amount may be increased, decreased or otherwise modified pursuant to the terms of this Agreement.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Applicable Margin” means:

(a)     From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below, unless Average Daily Availability does not support the requirements of Level II or lower, in which event the Applicable Margin will be set at Level III.  In no event shall the Applicable Margin be set at Level I prior to the first Adjustment Date (even if the Average Daily Availability requirements for Level I have been met); and

(b)     From and after the first Adjustment Date, the Applicable Margin shall be determined from the following pricing grid based upon Average Daily Availability for the most recent calendar quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Average Daily Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate; provided further that, if any of the financial statements delivered pursuant to Section 6.01 of this Agreement or any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit), or if the information set forth in any such financial statements or any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	Applicable Margin for LIBO Rate Loans	Applicable Margin for Prime Rate Loans
I	Greater than $47,000,000	3.50%	2.50%
II	Less than or equal to $47,000,000 but greater than $23,000,000	3.75%	2.75%
III	Less than or equal to $23,000,000	4.00%	3.00%

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means (a) with respect to Borrowers’ Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of the Borrowers’ Eligible Inventory as set forth in the Borrowers’ inventory stock ledger, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent using a methodology substantially consistent with the methodology utilized in connection with the Initial Appraisal, or (b) with respect to Borrower’s Prescription Lists, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, of the Borrowers’ Prescription Lists, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent using a methodology substantially consistent with the methodology utilized in connection with the Initial Appraisal.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., in their capacities as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 27, 2008, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)           The Loan Cap as of such date;

Minus

(b)           The Total Outstandings on such date.

In calculating Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Administrative Agent that all accounts payable and Taxes are being paid on a timely basis (absent which the Administrative Agent may establish a Reserve therefor).

“Availability Condition” means, at the time of determination with respect to any specified transaction or payment, Availability at the time of such determination and immediately following, and after giving effect to, such transaction or payment was, and is projected by the Borrowers on a pro forma basis for each of the thirteen (13) Fiscal Periods immediately following such transaction or payment to be, equal to or greater than thirty percent (30%) of the Loan Cap.  In the case of any transaction pursuant to which the assets (or the assets of the Person) acquired in such transaction are to be included in the Borrowing Base, Availability shall be determined after giving effect to the inclusion of such assets, provided that the Administrative Agent has (a) completed or received an appraisal of the assets (or the assets of the Person) to be acquired in such transaction from appraisers satisfactory to the Collateral Agent, (b) established in its Permitted Discretion an advance rate and Reserves (if applicable) therefor, and (c)

otherwise agreed in its Permitted Discretion that such assets are eligible for inclusion in the Borrowing Base.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base or the Collateral or which could reasonably be expected to result in a Material Adverse Effect, or (d) to reflect that an Event of Default then exists.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to), in the Administrative Agent’s Permitted Discretion, reserves based on: (i) rent; (ii) customs duties and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Collateral Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower; (v) Customer Credit Liabilities; (vi) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory or Prescription Lists between appraisals; (vii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Collateral Agent in the Collateral; (viii) amounts due to vendors on account of consigned goods; (ix) Cash Management Reserves; (x) Bank Product Reserves; and (xi) payables to vendors entitled to the benefits of PACA or PASA, or any similar statute or regulation.

“Average Daily Availability” means, as of any date of determination, the average daily Availability for the Fiscal Quarter most recently ended.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by the L/C Issuer.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Products” means any services or facilities provided to any Loan Party by the Administrative Agent, any Lender or any of their respective Affiliates, including, without limitation, on account of (a) Swap Contracts and/or (b) leasing, but excluding Cash Management Services.

“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“BAS” means Banc of America Securities LLC.

“Blocked Account” has the meaning provided in Section 6.13(a)(ii).

“Blocked Account Agreement” means, with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing Control (as defined in the UCC) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party.

“Blocked Account Bank” means Bank of America, N.A. and each other bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” means, collectively, the Lead Borrower, the Persons named on Schedule 1.01 annexed hereto, and each other Person who shall from time to time enter into a Joinder Agreement as a Borrower.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           the face amount of Eligible Credit Card Receivables multiplied by eighty-five percent (85%);

plus

(b)           the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by eighty-five percent (85%) of the Appraised Value of Eligible Inventory; provided that in no event shall the amounts available to be borrowed pursuant to this clause (b) in respect of Eligible Inventory consisting of gasoline, diesel or other petroleum products exceed One Million Dollars ($1,000,000);

plus

(c)     the face amount of Eligible Health Care Receivables (net of Receivables Reserves) multiplied by eighty-five percent (85%);

plus

(d)     the face amount of Eligible Trade Receivables (net of Receivables Reserves) multiplied by eight-five percent (85%)

(e)     seventy-five percent (75%) of the Appraised Value of Prescription Lists; provided that in no event shall amounts available to be borrowed pursuant to this clause (e) exceed twenty-five percent (25%) of the Loan Cap;

minus

(f)      the then amount of all Availability Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be reasonably required by the Administrative Agent to reflect the components of, and reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower, which shall include appropriate exhibits, schedules, supporting documentation and additional reports as reasonably requested by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“C&S Supply Agreement” means that certain Amended and Restated Supply Agreement, dated as of June 15, 2007, by and among the Lead Borrower, C&S Wholesale Grocers, Inc., C&S Wholesale Services (f/k/a C&S Reclamation, Inc.), C&S Sourcing, Inc., Erie Logistics LLC and Koninklijke Ahold N.V., as amended and in effect from time to time.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period; provided that “Capital Expenditures” shall not include (i) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized (or are contractually committed to be utilized) for capital expenditures within 180 days of the receipt of such proceeds, or (B) the proceeds of any Equity Interests issued or capital contributions received by any Loan Party or any Subsidiary in connection with such capital expenditures, or (ii) any portion of the purchase price of a Permitted Acquisition which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition, or (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation, or (iv) the trade-in value of existing equipment to the extent that the gross amount of the purchase price of equipment that is purchased simultaneously with the trade-in of such existing equipment is reduced by the credit granted by the seller of such equipment.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Bank of America, in the name of the Collateral Agent or as the Collateral Agent shall otherwise direct and under the sole and exclusive dominion and control of the Collateral Agent, in which deposits are required to be made in accordance with Section 2.03(g) or Section 8.02(c).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Dominion Event” means (a) the occurrence and continuance of any Event of Default, (b) the failure of the Borrowers to maintain Availability equal to or greater than Eleven Million Dollars ($11,000,000) at the End of each Business Day, or (c) the failure of the Borrowers to maintain Availability equal to or greater than Fourteen Million Dollars ($14,000,000) at the End of any three (3) consecutive Business Days.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if such Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Availability as required pursuant to clauses (b) or (c) hereunder, until Availability has exceeded Fourteen Million Dollars ($14,000,000) at the End of each calendar day for sixty (60) consecutive calendar days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability at the end of each calendar day exceeds the required amount for sixty (60) consecutive calendar days) at all times after a Cash Dominion Event has occurred and been discontinued on four (4) occasion(s) after the Closing Date.  The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means:

(a)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(b)           certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000;

(c)           repurchase obligations for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)           securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) above;

(e)           commercial paper rated at least P-2 by Moody’s  or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within one year after the date of creation thereof;

(f)            marketable short-term money market and similar securities having a rating of least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof;

(g)           repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

(h)           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); and

(i)            investment funds investing ninety-five percent (95%) of their assets in cash and securities of the types described in clauses (a) through (h) above.

“Cash Management Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by the Administrative Agent, any Lender or any of their respective Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) purchase cards, and (f) credit or debit cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)                                  at any time prior to the creation of a Public Market, the Permitted Holders shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in the Parent representing more than fifty percent (50%) of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that the Permitted Holders have the right to acquire pursuant to any option right (as defined in clause (b) below));

(b)                                 at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of (i) twenty five percent (25%) or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right) and (ii) a percentage that is greater than the percentage of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent that is then beneficially owned by the Permitted Holders; or

(b)                                 during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)                                  the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of the Lead Borrower and each other Loan Party free and clear of all Liens (other than Permitted Encumbrances), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) a landlord of Real Estate leased by any Loan Party, in each case, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” means Bank of America, acting in its capacity as collateral agent for its own benefit and the benefit of the other Credit Parties, or any successor collateral agent.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Commitment Fee Adjustment Date” means the first day of each calendar quarter.

“Committed Borrowing” means a borrowing consisting of a Committed Loan or simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning provided in Section 2.01.

“Committed Loan Notice” means a notice of a Committed Borrowing pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A-1.

‘‘Commodity Price Protection Agreement’’ means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consent” means (a) actual consent given by a Lender from whom such consent is sought or (b) the passage of seven (7) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, the sum, without duplication, of (A) Consolidated Net Income (Loss) for the most recently completed Measurement Period, (B) in each case to the extent deducted in computing Consolidated Net Income (Loss) for such Measurement Period, (i) Consolidated Interest Charges, (ii) Consolidated Income Tax Expense, (iii) Consolidated Non-cash Charges, (iv) any unusual or non-recurring items and any restructuring charges or reserves, including, without limitation, in connection with a Permitted Acquisition made after the Closing Date (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract and lease termination costs and costs to consolidate facilities and relocate employees), (v) the amount of Management Fees and expense reimbursements accrued by such Person to the Permitted Holders pursuant to the Management Agreement, (vi) the amount of any expenses in connection with any actual or proposed Investment, incurrence or repayment of Indebtedness, issuance of Equity Interests or Acquisition or Disposition outside the ordinary course of business, (vii) expenses incurred to the extent covered by indemnification provisions in any agreement in connection with an Acquisition (including the Acquisition of the Parent) to the extent reimbursed in cash and such indemnification payments are not otherwise included in Consolidated EBITDA, and (viii) commissions, discounts, yield and other fees and expenses (including interest expense) related to any Qualified Securitization Transaction, in each case, for such Measurement Period, of such Person and its Subsidiaries all determined in accordance with GAAP, and (C) proceeds from any business interruption insurance to the extent not otherwise included in Consolidated Net Income (Loss) for such Measurement Period, and less (D) all non-cash items increasing Consolidated Net Income (Loss) for such Measurement Period (other than the accrual of revenue and other than non-cash items to the extent they represent the reversal of an accrual of, or cash reserve for, anticipated charges made in any prior Measurement Period or which will result in the receipt of cash in a future Measurement Period).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recently completed Measurement Period minus (ii) Capital Expenditures made during such Measurement Period minus (iii) the aggregate amount of federal, state, local and foreign income taxes paid in cash during such Measurement Period to (b) the sum of (i) Debt Service Charges for such Measurement Period plus (ii) the aggregate amount of all Restricted Payments made in cash during such Measurement Period, in each case, of or by the Parent and its Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” of any Person means, for any Measurement Period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such Measurement Period as determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income (Loss)” of any Person means, for any Measurement Period, the consolidated net income (or loss) of such Person and its Subsidiaries for such Measurement Period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication: (1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto); (2) the portion of net income (or loss) of such Person and its Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Subsidiaries; (3) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan and any non-cash charges incurred relating to the underfunded portion of any pension plan; (4) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of Dispositions of assets other than in the ordinary course of business (5) any net gain or loss arising from the acquisition of any securities or extinguishment or conversion of any Indebtedness or obligations with respect to any Swap Contracts of such Person; (6) any non-cash goodwill or asset impairment charges, any non-cash write-downs attributable to joint ventures held by such Person or any of its Subsidiaries and the amortization of intangibles, in each case pursuant to GAAP; (7) any non-cash charges resulting from the application of SFAS No. 123 and any other non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; (8) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness; (10) the cumulative effect of a change in accounting principles during such period and any amounts attributable to LIFO adjustments; (11) unrealized gains and losses from obligations with respect to any Swap Contracts or ‘‘embedded derivatives’’ that require the same accounting treatment as obligations with respect to any Swap Contracts; (12) any purchase accounting adjustments (including, without limitation, the impact of writing up inventory, deferred marketing and deferred financing costs or deferred revenue at fair value), amortizations, impairments, write-offs, or non-cash charges with respect to purchase accounting with respect to any Acquisitions, Disposition, merger, consolidation, amalgamation or similar transactions.

“Consolidated Non-cash Charges” of any Person means, for any Measurement Period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such Measurement Period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of LIBO Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Administrative Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Covenant Compliance Event” means either (a) that an Event of Default has occurred and is continuing or (b) Availability is less than or equal to Ten Million Dollars ($10,000,000) (i) on any Business Day at the time a Committed Loan Request is made, or (ii) if no Committed Loan Request is made on such day, the End of that Business Day.  For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing at the Administrative Agent’s option (a) so long as such Event of Default has not been waived, and/or (b) if the Covenant Compliance Event arises as a result of the Borrowers’ failure to maintain Availability as required hereunder, until Availability has exceeded Ten Million Dollars ($10,000,000) for sixty (60) consecutive calendar days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of a Covenant Compliance as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).

“Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, Mastercard and American Express and such other issuers approved by the Administrative Agent in its Permitted Discretion) to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) each Agent, (iii) each L/C Issuer, (iv) each Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation:

(a)                                  all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers and their respective Affiliates, in connection with (i) the syndication of the credit facilities provided for herein, (ii) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (iv) any workout, restructuring or negotiations in respect of any Obligations, including, without limitation, the reasonable fees, charges and disbursements of (A) counsel for the Agents, (B) outside consultants for the Agents, (C) appraisers, and (D) commercial finance examiners;

(b)                                 all reasonable out-of-pocket expenses incurred by the L/C Issuer and its Affiliates in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and

(c)                                  all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents, the Arrangers, the L/C Issuer, the Sponsor Group or any Affiliate of any of them in connection with the enforcement of the Credit Parties’ rights and remedies under any of the Loan Documents or applicable Law, including in the course of any work-out or restructuring of the Loans or other Obligations during the pendency of any Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Customer Credit Liabilities” means, at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Borrowers.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Service Charges” means, for any Measurement Period, the sum of (a) Consolidated Interest Charges paid in cash or required to be paid in cash for such Measurement Period, plus (b) principal payments made or required to be made on account of Indebtedness (excluding the Obligations, voluntary prepayments of Indebtedness permitted pursuant to Section 7.07 of this Agreement and any Synthetic Lease Obligations, but including, without limitation, any Capital Lease Obligations) during such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means: (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Prime Rate plus (ii) the Applicable Margin, if any, applicable to Prime Rate Loans, plus (iii) two percent (2%) per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such LIBO Rate Loan plus two percent (2%) per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, or (c) has been deemed insolvent or become the subject of any proceeding under any Debtor Relief Law.

“Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) the L/C Issuer or the Swing Line Lender believes in good faith that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of any proceeding under any Debtor Relief Law.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of its assets to or in favor of any Person) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Early Termination Fee” has the meaning provided in Section 2.09(b).

“EDS Agreement” means the Master Services Agreement between the Lead Borrower and Electronic Data Systems Corporation dated May 1, 2008, as amended and in effect from time to time.

“Eligible Assignee” means: (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities; and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries, other than Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank and HSBC USA.

“Eligible Credit Card Receivables” means, at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a credit card payment processor and/or credit card issuer, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Administrative Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (k) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a credit card payment processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable.  Any Credit Card Receivables meeting the foregoing criteria shall be deemed Eligible Credit Card Receivables but only as long as such Credit Card Receivable is not included within any of the following categories, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Receivable:

(a)                                  Credit Card Receivables which do not constitute an “Account” (as defined in the UCC);

(b)                                 Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)                                  Credit Card Receivables with respect to which a Loan Party does not have good, valid and marketable title, free and clear of any Lien (other than Liens described in clauses (g)(i), (i) and (p) of the definition of Permitted Encumbrances);

(d)                                 Credit Card Receivables that are not subject to a first priority security interest in favor of the Collateral Agent (subject only to the Lien described in clause (g)(i) of the definition of Permitted Encumbrances) (it being the intent that chargebacks in the ordinary course by such processors shall not be deemed violative of this clause);

(e)                                  Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(f)                                    Credit Card Receivables as to which the processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor;

(g)                                 Credit Card Receivables due from an issuer or payment processor of the applicable credit card which is the subject of any proceeding under any Debtor Relief Law;

(h)                                 Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(i)                                     Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(j)                                     Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to the Collateral Agent; or

(k)                                  Credit Card Receivables which the Administrative Agent determines in its Permitted Discretion to be unlikely to be collected.

“Eligible Health Care Receivables” means Accounts due to a Borrower on a non-recourse basis from insurance companies and other Persons acceptable to the Administrative Agent in its

Permitted Discretion as arise in the ordinary course of business, which have been earned by performance, have been adjudicated and are deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, except as otherwise agreed by the Administrative Agent, none of the following shall be deemed to be Eligible Health Care Receivables:

(a)                                  Accounts that are not evidenced by an invoice;

(b)                                 Accounts that have been outstanding for more than ninety (90) days past the invoice date or that are more than sixty (60) days past due;

(c)                                  Accounts due from any insurance company to the extent that fifty (50%) or more of all Accounts from such insurance company are not Eligible Health Care Receivables under clause (b), above;

(d)                                 Accounts with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens described in clauses (g)(i), (i) and (p) of the definition of Permitted Encumbrances);

(e)                                  Accounts that are not subject to a first priority security interest in favor of the Collateral Agent (subject only to the Lien described in clause (g)(i) of the definition of Permitted Encumbrances);

(f)                                    Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(g)                                 Accounts for which all consents, approvals or authorizations of, or registrations or declarations required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agents have not been duly obtained, effected or given and are not in full force and effect;

(h)                                 Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(i)                                     Accounts due from any Governmental Authority, including, pursuant to Medicare, Medicaid or other similar programs; or

(j)                                     Accounts which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, complies in all material respects with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below.  Except as otherwise agreed by the Administrative Agent, the following items of Inventory shall not be included in Eligible Inventory:

(a)                                  Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)                                 Inventory that is leased by, or is on consignment to, a Borrower, or that is consigned by a Borrower to a Person which is not a Loan Party;

(c)                                  Inventory that is not located in the United States (excluding territories or possessions of the United States);

(d)                                 Inventory that is located at a location that is not owned or leased by a Borrower (except Inventory that is in transit between owned or leased locations of a Borrower), except to the extent that the Borrowers have furnished the Administrative Agent with (i) any UCC financing statements or other documents that the Administrative Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (ii) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Administrative Agent;

(e)                                  Inventory that is located at a distribution center or warehouse leased by a Borrower unless the applicable lessor has delivered to the Collateral Agent a Collateral Access Agreement;

(f)                                    Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in a subsequent season), (v) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g)                                 Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent (subject only to the Lien described in clause (g)(i) of the definition of Permitted Encumbrances);

(h)                                 Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(i)                                     Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(j)                                     Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(k)                                  Inventory consisting of lottery tickets;

(l)                                     Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement;

(m)                               Inventory acquired in a Permitted Acquisition, unless and until the Collateral Agent has (i) completed or received an appraisal of such Inventory from appraisers satisfactory to the Collateral Agent and such other due diligence as the Agents may require, all of the results of the foregoing to be reasonably satisfactory to the Agents, (ii) established an Inventory advance rate and Inventory Reserves (if applicable) therefor, and (iii) otherwise agreed that such Inventory shall be deemed Eligible Inventory; or

(n)                                 Inventory that the Administrative Agent determines in its Permitted Discretion is not suitable for inclusion in the Borrowing Base.

“Eligible Trade Receivables” means Accounts (including, without limitation, Accounts owed by bottle handling companies) arising from the sale of a Borrower’s goods or services (other than those consisting of Credit Card Receivables) that satisfy the following criteria at the time of creation and continue to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower from an account debtor, other than a direct store delivery vendor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Administrative Agent in its Permitted Discretion and is not ineligible for inclusion on the calculation of the Borrowing Base pursuant to any of clauses (a) through (s) below.  Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Trade Receivable.  Except as otherwise agreed by the Administrative Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a)                                  Accounts that are not evidenced by an invoice;

(b)                                 Accounts that have been outstanding for more than sixty (60) days from the date of invoice;

(c)                                  Accounts due from any account debtor to the extent that fifty (50%) or more of all Accounts from such account debtor are not Eligible Trade Receivables under clause (b), above.

(d)                                 Accounts (i) that are not subject to a perfected first priority security interest in favor of the Collateral Agent (subject only to the Lien described in clause (g)(i) of the definition of Permitted Encumbrances), or (ii) with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens described in clauses (g)(i), (i) and (p) of the definition of Permitted Encumbrances);

(e)                                  Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(f)                                    Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Borrowers or are not payable in Dollars;

(g)                                 Accounts which are owed by any account debtor whose principal place of business is not within the continental United States;

(h)                                 Accounts which are owed by any Affiliate or any employee of a Loan Party;

(i)                                     Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agents have been duly obtained, effected or given and are in full force and effect;

(j)                                     Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(k)                                  Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;

(l)                                     Accounts (i) owing from any Person that is also a direct supplier to or creditor of a Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Borrower or any of its Subsidiaries to discounts on future purchase therefrom;

(m)                               Accounts subject to any right of return, setoff or charge back;

(n)                                 Accounts payable other than in Dollars or that are otherwise on terms other than those normal and customary in the Borrowers’ business;

(o)                                 Accounts evidenced by a promissory note or other instrument;

(p)                                 Accounts which are in excess of the credit limit for such account debtor established by the Borrowers in the ordinary course of business and consistent with past practices;

(q)                                 Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business;

(r)                                    Accounts which constitute Credit Card Receivables; or

(s)                                  Accounts which the Administrative Agent determines in its Permitted Discretion to be unacceptable for borrowing.

“End” means, with respect to any Business Day or calendar day, 4:30 p.m. Eastern time on such Business Day or calendar day, as the case may be.

“Environmental Laws” means any and all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is allocated with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning set forth in the Security Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“Event of Default” has the meaning provided in Section 8.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by its overall net or gross income (however denominated), and franchise and other similar Taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, or is resident for tax purposes, or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a), above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

“Executive Order” has the meaning provided in Section 10.18.

“Existing Credit Agreements” means: (a) that certain Second Amended and Restated First Lien Credit Agreement, dated as of December 1, 2007 and amended and restated as of January 18, 2008 and November 17, 2008, by and between, among others, the Parent, the Lead Borrower, the lenders from time to time party thereto, and HSBC Bank USA, National Association, as administrative agent and collateral agent; and (b) that certain Mortgage Loan Agreement, dated as of November 17, 2008, by and among the Parent, the Lead Borrower, Bank of America, N.A., as agent, and the lenders from time to time party thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated September 23, 2009, among the Lead Borrower, the Administrative Agent and BAS.

“Fiscal Period” means any fiscal period of any Fiscal Year of the Parent.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year of the Parent.

“Fiscal Year” means any period of thirteen consecutive Fiscal Periods ending on the calendar Saturday closest to December 31 of any calendar year.

“Foreign Asset Control Regulations” has the meaning provided in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning provided in Section 2.03(j).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien) or is limited in recourse.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means the Parent, each direct or indirect Subsidiary of the Parent (other than any CFC) listed on Schedule 1.02 annexed hereto and each other direct or indirect Subsidiary of the Parent that shall be required to execute and deliver a Joinder Agreement as a Guarantor pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Health Care Laws” means all federal, state and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987 and HIPAA.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“HIPAA Compliance Date” has the meaning provided in Section 5.26(a).

“HIPAA Compliance Plan” has the meaning provided in Section 5.26(a).

“HIPAA Compliant” has the meaning provided in Section 5.26(a).

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“HSBC USA” means HSBC Business Credit (USA) Inc.

“Immaterial Subsidiary” means, on any date, any Subsidiary of the Parent that (a) had less than five percent (5%) of consolidated assets and less than five percent (5%) of annual consolidated revenues of the Loan Parties as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such date and (b) has been designated as such by the Parent in a written notice delivered to the Administrative Agent, other than any such Subsidiary as to which the Parent has revoked such designation by written notice to the Administrative Agent; provided that at no time shall all Immaterial Subsidiaries so designated by the Parent have in the aggregate consolidated assets or annual consolidated revenues as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such time in excess of ten percent (10%) of consolidated assets or annual consolidated revenues respectively of the Loan Parties; provided further that a Subsidiary shall not be an Immaterial Subsidiary if it (i) holds title to any ABL Priority Collateral or (ii) is a Borrower.

“Increase Effective Date” has the meaning provided in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than sixty (60) days);

(e)                                  all Attributable Indebtedness of such Person;

(f)                                    all Disqualified Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indenture” means that certain Indenture, dated as of October 9, 2009, among the Parent and the Lead Borrower, as co-issuers, and the Indenture Trustee, governing the issuance of the Senior Notes, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 7.12.

“Indenture Trustee” means Bank of America, N.A., in its capacity as trustee for the Note Holders pursuant to the terms of the Indenture, together with any successor trustee appointed in accordance with the Indenture.

“Information” has the meaning specified in Section 10.07.

“Initial Appraisal” means the inventory and prescription list appraisal dated September 2009 undertaken by the Great American Group.

“Intellectual Property” means the Patents, Trademarks, Copyrights and Licenses (as each such term is defined in the Security Agreement).

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and between the Agents and the Indenture Trustee and acknowledged and agreed to by the Loan Parties, as amended and in effect from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Prime Rate Loan (including a Swing Line Loan), the first Business Day of each month and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(a)                                  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  no Interest Period shall extend beyond the Maturity Date; and

(d)                                 notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as may affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on: (a) obsolescence; (b) seasonality; (c) Shrink; (d) imbalance; (e) change in Inventory character; (f) change in Inventory composition; (g)    change in Inventory mix; (h) mark-downs (both permanent and point of sale); (i) retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and (j) out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in another Person in order to obtain a profitable return.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, substantially in the form attached hereto as Exhibit H, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.

“Lancaster Mortgage” means the mortgage, security agreement and assignment of leases and rents granted by the Lead Borrower and the Town of Lancaster Industrial Development Agency in favor of the Collateral Agent on the land described therein, together with the distribution center and other improvements thereon, located at 5873 Genesee Street, Lancaster, New York.

“Landlord Lien State” means Pennsylvania, Virginia and Washington and such other state(s) in which a landlord’s claim for rent may have priority over the lien of the Collateral Agent in any of the Collateral.

“Laws” means each international, foreign, federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Administrative Agent in its Permitted discretion).  The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means each Banker’s Acceptance, each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $50,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.  A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Lead Borrower’s option, less than) the Aggregate Commitments.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such

Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding, for the avoidance of doubt, any licenses of intellectual property) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means (after the occurrence and during the continuation of an Event of Default) the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private, “going-out-of-business”, store closing or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidity Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or making such payment, (b) the Availability Condition has been satisfied, and (c) the Consolidated Fixed Charge Coverage Ratio, calculated based upon the most recent Measurement Period, was equal to or greater than 1.10:1.00.  Prior to undertaking any transaction or payment which is subject to the Liquidity Conditions, the Loan Parties shall deliver to the Administrative Agent (i) a certificate signed by a Responsible Officer of the Lead Borrower certifying that the conditions contained in clauses (a), (b) and (c) of the preceding sentence have been satisfied, and (ii) forecasts prepared in good faith by management of the Lead Borrower of Consolidated balance sheets, statements of income or operations and cash flows, and Availability projections on a Fiscal Period basis for the immediately following thirteen Fiscal Periods, which projected financial information shall give due consideration to results for prior Fiscal Periods, shall give effect to the proposed transaction or payment and shall be in a form and based upon assumptions reasonably satisfactory to the Administrative Agent.

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning provided in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Intercreditor Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products, each as amended and in effect from time to time; provided that, for purposes of the definition of “Material Adverse Effect” and Article VII, “Loan Documents” shall not include agreements relating to Cash Management Services and Bank Products.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.  “Loan Party” means any one of such Persons.

“Management Agreement” means the Transaction and Monitoring Fee Agreement, dated as of November 30, 2007, by and among certain of the management companies affiliated with the Sponsor and the Parent, as in effect on the Closing Date and as modified from time to time in a manner not materially adverse to the Lenders or otherwise with the consent of the Administrative Agent.

“Management Fee” means any management or advisory fee to be paid pursuant to the terms and conditions of the Management Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document to which they are parties; or (c) a material impairment of the rights and remedies (taken as a whole) of the Agents or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties (taken as a whole) of any Loan Document to which they are parties.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means (a) the McKesson Agreements, (b) the C&S Supply Agreement, (c) the EDS Agreement and (d) with respect to any Person, each other contract to which such Person is a party, the termination or breach of which (unless replaced in accordance with the terms of Section 7.12(a)) would reasonably likely result in a Material Adverse Effect.

“Material Indebtedness” means (a) Indebtedness of the Loan Parties under the Senior Notes Documents and (b) other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $5,000,000.   For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap

Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means October 9, 2013.

“Maximum Rate” has the meaning provided in Section 10.09.

“McKesson Agreements” means, collectively, (a) that certain Master License and Services Agreement (ASP), dated as of November 27, 2007, by and between NDCHealth Corporation d/b/a Per-Se Technologies and the Lead Borrower, and (b) that certain Supply Agreement, dated as of January 31, 2008, between McKesson Corporation and the Lead Borrower, each as amended and in effect from time to time.

“Measurement Period” means, at any date of determination, the most recently completed thirteen Fiscal Periods of the Parent or, if fewer than thirteen consecutive Fiscal Periods of the Parent have been completed since the Closing Date, the Fiscal Periods of the Parent that have been completed since the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a)                                  with respect to any Prepayment Event described in clauses (a) or (b) of the definition thereof, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Prepayment Event (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such Prepayment Event (other than Indebtedness under the Loan Documents, but including the payment of the proceeds from any Notes Priority Collateral in reduction of the Indebtedness under the Senior Notes Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such Prepayment Event (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and

(b)                                 with respect to any Prepayment Event described in clause (c) of the definition thereof, the excess of (i) the sum of the cash and cash equivalents received in connection with such Prepayment Event over (ii) the sum of (A) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith and (B) the principal amount of any Indebtedness (plus any premium or other required payment on account thereof) under the Senior Note Documents (if any) that is required to be repaid in connection with such Prepayment Event.

“Non-Consenting Lender” has the meaning provided in Section 10.01.

“Non-Loan Party Subsidiary” means any Subsidiary of the Borrower which is not, and is not required to become, a Guarantor or Borrower.

“Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C, as the same may be amended, supplemented or modified from time to time.

“Note Holders” means the holders of the Senior Notes pursuant to the terms of the Indenture.

“Note Obligations” has the meaning given that term in the Intercreditor Agreement.

“Notes Priority Collateral” has the meaning given that term in the Intercreditor Agreement.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties and/or any of their Subsidiaries and/or (b) any Bank Product furnished to any of the Loan Parties and/or any of their Subsidiaries, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means: (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“PACA” means the Perishable Agriculture Commodities Act, 1930 and all regulations promulgated thereunder, as amended from time to time.

“Parent” means Tops Holding Corporation, a Delaware corporation.

“Participant” has the meaning provided in Section 10.06(c).

“PASA” means the Packers and Stockyard Act, 1921 and all regulations promulgated thereunder, as amended from time to time.

“Patriot Act” has the meaning provided in Section 4.01(k).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or making such payment, (b) the Availability Condition has been satisfied, and (c) the Consolidated Fixed Charge Coverage Ratio, calculated based upon the most recent Measurement Period, was equal to or greater than 1.25:1.00.  Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent (i) a certificate signed by a Responsible Officer of the Lead Borrower certifying that the conditions contained in clauses (a), (b) and (c) of the preceding sentence have been satisfied, and (ii) forecasts prepared in good faith by management of the Lead Borrower of Consolidated balance sheets, statements of income or operations and cash flows, and Availability projections on a Fiscal Period basis for the immediately following thirteen Fiscal Periods, which projected financial information shall give due consideration to results for prior Fiscal Periods, shall give effect to the proposed transaction or payment and shall be in a form and based upon assumptions reasonably satisfactory to the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” has the meaning given that term in the Security Agreement.

“Perishable Inventory” means Inventory consisting of meat, dairy, cheese, seafood, produce, delicatessen, non-artificial floral products, bakery goods and prepared foods and other similar categories of Inventory which have a short shelf life.

“Permitted Acquisition” means (i) an Acquisition or series of related Acquisitions of Store locations (including, if applicable, the related Inventory at such Store locations) in which the total consideration paid (whether in cash, tangible property, notes or other property) does not exceed in the aggregate the sum of $2,000,000 in any Fiscal Year, provided that no Default or Event of Default exists at the time of, or immediately after giving effect to, the consummation of any such Acquisition or series of related Acquisitions, or (ii) an Acquisition in which all of the following conditions are satisfied:

(a)                                  No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b)                                 Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c)                                  The Lead Borrower shall have furnished the Administrative Agent with fifteen (15) days’ written notice prior to the consummation of such intended Acquisition and shall have furnished the Administrative Agent with (i) a current draft of the documents, agreements and instruments contemplated to be executed in connection therewith (and final copies thereof as and when executed), and (ii) historical financial statements (whether audited or unaudited) or tax returns (to be provided only if historical financial statements are not available) in each case to the extent received by the Lead Borrower by or on behalf of the Person which is the subject of such Acquisition;

(d)                                 If the proceeds of any Credit Extension are being used to directly or indirectly finance all or any portion of such Acquisition, either (i) the legal structure of such Acquisition shall be acceptable to the Administrative Agent in its Permitted Discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;

(f)                                    After giving effect to such Acquisition, if such Acquisition is an Acquisition of Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(g)                                 Prior to the inclusion of the assets (or the assets of the Person) acquired in such Acquisition in the Borrowing Base, the Administrative Agent shall have received (i) the results of appraisals of the assets (or the assets of the Person) to be acquired in such Acquisition and of a commercial finance examination of the Person which is (or whose assets are) being acquired, and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of such due diligence to be reasonably satisfactory to the Administrative Agent;

(h)                                 Any assets acquired shall be utilized in, and if such Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(i)                                     If the Person which is the subject of such Acquisition will be maintained as a Wholly Owned Subsidiary of a Loan Party, or if the assets acquired in such Acquisition will be transferred to a Wholly Owned Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor in accordance with the terms of Section 6.12, and the Collateral Agent shall have received a security and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts, Real Estate and other property of the same nature as constitutes Collateral under the Security Documents; and

(j)                                     The Liquidity Conditions shall have been satisfied.

“Permitted Additional Pari Passu Obligations” has the meaning set forth in the Indenture.

“Permitted Business” means the business conducted by the Loan Parties on the Closing Date, and any business substantially similar, reasonably related, complementary, incidental or ancillary thereto.

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its commercially reasonable business judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions in the retail industry.

“Permitted Disposition” means any of the following:

(a)                                  Dispositions of Inventory in the ordinary course of business;

(b)                                 bulk sales or other Dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings and/or Store sales for cash consideration, at arm’s length, provided that such Store closures and/or Store sales and related Inventory Dispositions shall not exceed (i) in any Fiscal Year of the Parent and its Subsidiaries, ten percent (10%) of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, twenty five percent (25%) of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings); provided further that all sales of Inventory in connection with Store closings (in a single transaction or series of related transactions) that exceed the foregoing limits shall (i) require the consent of the Administrative Agent and the Required Lenders (which consent shall not be unreasonably withheld, delayed or conditioned), and (ii) be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agents; provided further that all Net Proceeds received in connection with such Store closures and/or Store sales and related Inventory Dispositions are applied to the Obligations if then required in accordance with Section 2.05 hereof;

(c)                                  licenses of intellectual property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d)                                 licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that the Loan Parties shall provide the Agents with thirty (30) days prior written notice and, if requested by the Agents, the Loan Parties shall use commercially reasonable efforts to cause the Person operating such licensed department to enter into an intercreditor agreement on terms and conditions reasonably satisfactory to the Agents (provided that the Administrative Agent may impose Reserves in its Permitted Discretion with respect to the operation of any such licensed department);

(e)                                  Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value;

(f)                                    sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g)                                 sales, transfers and Dispositions of or by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party; and

(h)                                 to the extent constituting a Disposition, Liens to the extent permitted by Section 7.01 of this Agreement;

(i)                                     Restricted Payments to the extent permitted by Section 7.02 of this Agreement;

(j)                                     Investments to the extent permitted by Section 7.02 of this Agreement;

(k)                                  any Disposition in connection with a foreclosure on assets, or a Disposition of Investments or receivables, in connection with the compromise, settlement or collection thereof or in a bankruptcy or similar proceedings;

(l)                                     the Disposition or voluntary termination of any Swap Contract;

(m)                               the surrender or waiver of any contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, provided that Loan Parties comply with the provisions of Section 6.19 of this Agreement;

(n)                                 the Disposition of any Cash Equivalents, provided that the proceeds of the same constitute a Permitted Investment or are used in a manner consistent with Section 6.11 of this Agreement;

(o)                                 the Disposition of cash in the ordinary course of business, to the extent used in a manner consistent with Section 6.11 of this Agreement;

(p)                                 to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business; provided that, to the extent the property exchanged was ABL Priority Collateral, substantially all of property received in exchange therefor constitutes ABL Priority Collateral having an Appraised Value at least equal to the Appraised Value of the property exchanged and the Collateral Agent shall have a first priority perfected Lien on such property; provided further that, prior to making such Disposition, the Administrative Agent shall have received (i) the results of appraisals and of a commercial finance examination of the assets  to be acquired and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;

(q)                                 as long as no Default or Event of Default then exists or would arise therefrom, sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (i) such sale is made for fair market value, (ii) all Net Proceeds received in connection with any such sale are applied to the Obligations if then required in accordance with Section 2.05 hereof, and (iii) in the case of any sale-leaseback transaction permitted hereunder, the Agents shall have received from each purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agents;

(r)                                    Dispositions of non-ABL Priority Collateral to Non-Loan Party Subsidiaries in an aggregate amount not to exceed $5,000,000 during the term of this Agreement;

(s)                                  Dispositions made in connection with a Qualified Securitization Transaction;

(t)                                    Dispositions of non-ABL Priority Collateral in an aggregate amount not to exceed $10,000,000 during the term of this Agreement;

(u)                                 the issuance and sale of Equity Interests (other than Disqualified Stock) by any Loan Party or any Subsidiary thereof;

(v)                                 any other Dispositions (other than bulk sales of Inventory in connection with Store closings, in which case the requirements of clause (b) of this definition must be satisfied; provided that, for the avoidance of doubt, the sale of a Store to a third party for cash consideration shall not, for purposes of this clause (u), constitute a “Store closing”), provided that (i) the Liquidity Conditions shall have been satisfied and (ii) in the case of bulk sales of Inventory in connection with Store sales, such Store sales shall be for cash consideration and the Administrative Agent shall have received, prior to the consummation of any such Store sales and related Inventory Dispositions, an updated Inventory and prescription list appraisal undertaken by an independent appraiser engaged by the Administrative Agent at the Loan Parties’ expense (it being acknowledged and agreed that the Administrative Agent’s right to obtain an updated appraisal pursuant to this clause (u) is in addition to, and not in limitation of, the Administrative Agent’s right to conduct appraisals pursuant to Section 6.10 at the Loan Parties’ expense).

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)                                 Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c)                                  Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)                                 Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)                                    Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g)                                 (i) the Lien of The Buffalo Economic Renaissance Corporation on the assets of the Lead Borrower located at, or related to, 1275 Jefferson Avenue, Buffalo, New York securing Indebtedness in an aggregate principal amount not to exceed $200,000 and (ii) other Liens existing on the Closing Date and listed on Schedule 7.01 (or, to the extent not listed on Schedule 7.01, Liens on non-ABL Priority Collateral having an aggregate fair market value of less than $1,000,000);

(h)                                 Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i)                                     Liens in favor of the Collateral Agent;

(j)                                     Landlords’ and lessors’ Liens in respect of rent not in default;

(k)                                  Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)                                     Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)                               Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n)                                 voluntary Liens on property (other than ABL Priority Collateral) in existence at the time such property is acquired or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired; provided that such Liens are not incurred in connection with, or in anticipation of, such acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o)                                 Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation during the pendency of such contest;

(p)                                 Liens on the Collateral securing the Indebtedness arising under the Senior Notes Documents, including any Permitted Additional Pari Passu Obligations (and any Permitted Refinancing thereof) having the priority set forth in the Intercreditor Agreement;

(q)                                 encumbrances referred to in Schedule B of the mortgage policy in favor of the Indenture Trustee insuring the Lancaster Mortgage;

(r)                                    any interest or title of a lessor or sublessor under any lease or sublease of real property entered into by any Loan Party in the ordinary course of its business and not interfering in any material respect with the business of the Loan Parties;

(s)                                  Liens on property of Non-Loan Party Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Loan Party Subsidiaries;

(t)                                    Liens arising by operation of law under Article 4 of the UCC in connection with the collection of items provided for therein;

(u)                                 Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(v)                                 other Liens on non-ABL Priority Collateral securing obligations in an aggregate amount not to exceed $10,000,000 at any one time outstanding; and

(w)                               any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (v), provided that (i) the property or assets covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by clause (a) of the definition of Permitted Indebtedness.

‘‘Permitted Holders’’ means (i) each of the Sponsors, (ii) each member of management of the Parent or the Lead Borrower who are holders of Equity Interests of the Parent and (iii) any ‘‘group’’ (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934 or any successor provision) of which any of the foregoing Persons is a member, provided that in the case of such ‘‘group’’ and without giving effect to the existence of such ‘‘group’’ or any other ‘‘group,’’ such Sponsors and members of management, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting Equity Interests of the Parent or any of its direct or indirect parent entities held by such ‘‘group.’’

“Permitted Indebtedness” means each of the following, as long as no Default or Event of Default has occurred and is continuing or would arise from the incurrence thereof:

(a)                                  Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)                                 Indebtedness of: (i) any Loan Party to any other Loan Party; (ii) any Non-Loan Party Subsidiary to any other Non-Loan Party Subsidiary; (iii) any Non-Loan Party Subsidiary to any Loan Party; and (iv) any Loan Party to any Non-Loan Party Subsidiary, provided that the aggregate amount of all such Indebtedness in all Non-Loan Party Subsidiaries, together with Investments permitted pursuant to clause (i) of the definition of Permitted Investments, shall not exceed $1,500,000 at any time outstanding.

(c)                                  without duplication of Indebtedness described in clauses (a) or (f) of this definition, purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $50,000,000 at any time outstanding; provided further that, if such fixed or capital asset is material to the operation of a Loan Party’s business and is determined by the Collateral Agent in its Permitted Discretion to be reasonably necessary for the Liquidation of ABL Priority Collateral then, if requested by the Collateral Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Collateral Agent (provided that the Administrative Agent may impose reserves in its Permitted Discretion with respect to the obligations arising under such transaction);

(d)                                 obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract or any Commodity Price Protection Agreement, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices, and not for purposes of speculation or taking a “market view”;

(e)                                  contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Real Estate;

(f)                                    Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned or leased by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder), provided that (i) all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations if then required in accordance with Section 2.05 hereof, and (ii) the Loan Parties shall cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Collateral Agent;

(g)                                 Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(h)                                 Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i)                                     the Obligations;

(j)                                     Indebtedness arising under the Indenture and the other Senior Notes Documents (including Indebtedness consisting of Guarantees of the Indenture) and any refinancing thereof in accordance with the terms of the Intercreditor Agreement;

(k)                                  unsecured Indebtedness arising under a Guarantee by a Loan Party of obligations of any Non-Loan Party Subsidiary in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(l)                                     Indebtedness of any Loan Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by such Loan Party in the ordinary course of business against insufficient finds so long as such Indebtedness is promptly repaid;

(m)                               Indebtedness incurred by a Securitization Entity in connection with a Qualified Securitization Transaction that is non-recourse Indebtedness with respect to the Loan Parties (except for Standard Securitization Undertakings);

(n)                                 Indebtedness of a Loan Party to officers, directors, employees and consultants of such Loan Party, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent to the extent permitted by clause (d) of Section 7.06 upon termination, disability or death;

(o)                                 Indebtedness incurred by a Loan Party or any Non-Loan Party Subsidiary in connection with the financing of insurance premiums;

(p)                                 Indebtedness incurred pursuant to a Guarantee of Indebtedness permitted under this definition;

(q)                                 Indebtedness incurred in the ordinary course of business consisting of take-or-pay obligations contained in supply arrangements; and

(r)                                    unsecured Indebtedness in an aggregate principal amount not to exceed $30,000,000 at any time outstanding.

“Permitted Investments” means each of the following, as long as no Event of Default has occurred and is continuing or would arise from the making of such Investment:

(a)                                  Cash Equivalents;

(b)                                 Investments existing on the Closing Date and set forth on Schedule 7.02, and Investments that replace such Investments, provided that such Investments are Permitted Investments;

(c)                                  (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties (other than the Parent), and (iii) additional Investments by Subsidiaries of the Loan Parties that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees constituting Permitted Indebtedness;

(f)                                    Investments by any Loan Party in Swap Contracts permitted hereunder;

(g)                                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)                                 advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(i)                                     Investments in Non-Loan Party Subsidiaries, together with Indebtedness incurred pursuant to clause (b)(iv) of the definition of Permitted Indebtedness, in an aggregate amount not to exceed $1,500,000 at any time outstanding;

(j)                                     Investments constituting Permitted Acquisitions;

(k)                                  capital contributions made by any Loan Party to another Loan Party;

(l)                                     Investments made in connection with a Qualified Securitization Transaction;

(m)                               Investments in the form of promissory notes or other non-cash consideration received by any Loan Party from purchasers of any assets in connection with Permitted Dispositions;

(n)                                 other Investments in an aggregate amount not to exceed $2,500,000 in any Fiscal Year; and

(o)                                 other Investments if the Liquidity Conditions are satisfied;

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clause (a) shall be permitted unless either (i) no Loans are outstanding or (ii) (A) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBO Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (B) such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its Permitted Discretion, which:

(a)                                  Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)                                 Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c)                                  Is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)                                 Together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; provided further that in no event shall the Administrative Agent make an Overadvance if, after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to weighted average life to maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have additional direct or indirect obligors, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on market terms for similar Indebtedness, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing does not exceed the then applicable market interest rate, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pharmaceutical Laws” means federal, state and local laws, rules or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered, relating to dispensing, storing or distributing prescription medicines or products, including laws, rules or regulations relating to the qualifications of Persons employed to do the same.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Prepayment Event” means:

(a)                                  Any Disposition (including pursuant to a sale and leaseback transaction, but excluding any Disposition permitted pursuant to clauses (a), (c), (d), (e), (f) and (g) of the definition of Permitted Dispositions) of any ABL Priority Collateral of a Loan Party; provided that any individual Disposition or series of related Dispositions for which any Loan Party or any of its Subsidiaries receives Net Proceeds in an amount not to exceed $2,500,000 prior to the occurrence of a Cash Dominion Event shall not be deemed a Prepayment Event;

(b)                                 Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any ABL Priority Collateral of a Loan Party unless, prior to the occurrence of a Cash Dominion Event, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced; provided that any individual casualty or other insured damage to, or taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party for which any Loan Party receives Net Proceeds in an amount not to exceed $2,500,000 prior to the occurrence of a Cash Dominion Event shall not be deemed a Prepayment Event; or

(c)                                  The incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness.

“Prescription Lists” means lists of customers for which specific prescription information is maintained in the ordinary course of business of a Borrower.

“Prime Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%) or (c) the Adjusted LIBO Rate (calculated utilizing the LIBO Rate for a one-month interest period, as determined on such day), plus one percent (1.00%).  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  If, for any reason, the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clauses (b) or (c) of the first sentence of this definition, as applicable, until the circumstances giving rise to such inability no longer exist.  Any change in the Prime Rate due to a change in Bank of America’s “prime rate”, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in Bank of America’s “prime rate”, the Federal Funds Rate or the Adjusted LIBO Rate, respectively.

“Prime Rate Loan” means a Loan that bears interest based on the Prime Rate.

“Public Market” shall exist if a Public Offering has been consummated.

“Public Offering” means a public offering of the Equity Interests of the Lead Borrower pursuant to an effective registration statement (other than a registration statement on Form S-8) under the Securities Act of 1933.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by a Loan Party or any Subsidiary pursuant to which (a) such Loan Party or Subsidiary may sell, convey or otherwise transfer to a Securitization Entity its interests in Receivables and Related Assets and (b) such Securitization Entity transfers to any other Person, or grants a Lien in, such Receivables and Related Assets, pursuant to a transaction customary in the industry which is used to achieve a transfer of financial assets under GAAP.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of a Loan Party or any Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which Lien are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Reserves” means such Reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables and Eligible Health Care Receivables.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.11(b).

“Request for Credit Extension” means (a) with respect to a Borrowing of Committed Loans, a Committed Loan Notice, (b) with respect to a conversion or continuation of Committed Loans, a Conversion/Continuation Notice, (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, (a) at all times during which Bank of America, HSBC USA and/or members of the Sponsor Group are the only Lenders, Lenders (other than Lenders who are subject to the Sponsor Group Limitations) holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders (other than Lenders who are subject to the Sponsor Group Limitations) holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), and (b) at all times during which there is at least one other Lender in addition to Bank of America, HSBC USA and/or members of the Sponsor Group, at least two Lenders (other than Lenders who are subject to the Sponsor Group Limitations) holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders (other than Lenders who are subject to the Sponsor Group Limitations) holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that, for purposes of the foregoing clauses (a) and (b), the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that, for purposes of the foregoing clauses (a) and (b), the Commitment of, and the portion of the Total Outstandings held or deemed held by, members of the Sponsor Group shall be excluded for purposes of making a determination of Required Lenders at all times during which the Sponsor Group is subject to the Sponsor Group Limitations.

“Reserves” means all (if any) Inventory Reserves, Availability Reserves and Receivables Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries (including, without limitation, upon the liquidation or dissolution of such Person or any of its Subsidiaries), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Securitization Entity” means a Subsidiary of the Parent to which a Loan Party or its Subsidiary transfers Receivables and Related Assets that engages in no activities other than in connection with the financing of Receivables and Related Assets and that is designated by the Parent’s board of directors (as provided below) as a Securitization Entity and: (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which: (i) is guaranteed by a Loan Party (excluding guarantees (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings); (ii) is recourse to or obligates any Loan Party (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or (iii) subjects any property or asset of any Loan Party (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (b) with which no Loan Party (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to the Loan Party than those that might be obtained at the time from Persons that are not Affiliates of the Loan Parties, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and (c) to which no Loan Party (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of the resolution of the board of directors of the Parent giving effect to the designation and a certificate signed by a Responsible Officer of the Parent certifying that the designation complied with the preceding conditions and was permitted by the Agreement.

“Securitization Repurchase Obligation” means any obligation of a seller of Receivables and Related Assets in a Qualified Securitization Transaction to repurchase Receivables and Related Assets arising as a result of a breach of a representation, warranty or covenant or otherwise that are customary for receivables of Securitization Financings, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Security Agreement” means the Guarantee and Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent, as amended, modified, supplemented or replaced and in effect from time to time.

“Security Documents” means the Security Agreement, the Trademark Security Agreement, the Blocked Account Agreements, the Lancaster Mortgage, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Senior Notes” means the 10 1/8% Senior Secured Notes due 2015 in the aggregate original principal amount of up to $275,000,000 issued by the Parent and the Lead Borrower under and pursuant to the terms of the Indenture, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 7.12.

“Senior Notes Documents” means the Indenture, the Senior Notes and any other document, instrument or other agreement now or hereafter executed in connection with any of the foregoing, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 7.12.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  The amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Sponsor” means, collectively, Morgan Stanley Capital Partners V U.S. Holdco, LLC, HSBC Private Equity Partners USA, LP, HSBC Private Equity Partners II USA, LP and each of their respective Affiliates (but not including, however, any of their respective portfolio companies).

“Sponsor Group” means the Sponsor, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank and their respective Affiliates.

“Sponsor Group Limitations” means, with respect to any member of the Sponsor Group that at any time holds any portion of the Obligations or Commitments, such Person(s) shall have no right whatsoever with respect to that portion of the Commitments which it holds (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of any Loan Document, except with respect to those matters designated in clauses (a) through (f) and (h) through (k) of Section 10.01, (ii) otherwise to vote on any matter related to any Loan Document which requires the consent of the Required Lenders, (iii) to require the Agents or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (iv) to attend any meeting with the Agents or any Lender or receive any information from the Agents or any Lender other than Borrowing Base Certificates, financial statements and projections, (v) to the benefit of any advice provided by counsel to the Agents or the other Lenders or to challenge the attorney-client privilege of the communications between the Agents, such other Lenders and such counsel, or (vi) to make or bring any claim, in its capacity as Lender, against the Agents with respect to the fiduciary duties of the Agents or such Lender and the other duties and obligations of the Agents hereunder; provided that no amendment, modification or waiver to any Loan Document shall, without the consent of the Sponsor Group, deprive any such Person of its pro rata share of any payments to which the Lenders as a group are otherwise entitled; provided further that, in the event that at any time Bank of America assigns its entire interest in the Obligations, the Sponsor Group shall no longer be subject to the Sponsor Group Limitations.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by a Loan Party that are reasonably customary in an accounts receivable securitization transaction, including without limitation, those relating to the servicing of the assets of a Securitization Entity; it being understood that any Securitization Repurchase Obligation that is customary in a Qualified Securitization Transaction shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, and (c) any Commodity Price Protection Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 or (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Distributions” means Restricted Payments made to a direct or indirect member of a Loan Party in respect of any taxable period in an aggregate amount equal to the product of (a) the taxable income of the Loan Parties for such period and (b) the highest combined marginal federal and state tax rate applicable to individuals living in New York, provided that Tax Distributions may be made not more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by the direct or indirect members of the Loan Parties, except that an additional final Tax Distribution may be made after the final taxable income of the Loan Parties has been determined.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments or other charges imposed by any Governmental Authority in the nature of a tax, including any interest, additions to tax, fees or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the date on which the Commitments are irrevocably terminated in accordance with the provisions of Section 2.06.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark Security Agreement” means the Trademark Security Agreement dated as of the Closing Date between the Lead Borrower and the Collateral Agent, as amended, modified, supplemented or replaced and in effect from time to time.

“Trading with the Enemy Act” has the meaning provided in Section 10.18.

“Trust Account” means the Notes Collateral Account, as defined in the Intercreditor Agreement.

“Type” means, with respect to a Committed Loan, its character as a Prime Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning provided in Section 10.21(d).

“UFTA” has the meaning provided in Section 10.21(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

1.02    Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                Article and Section headings used herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a)                Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)               Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04               Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05               Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06               Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01               Committed Loans; Reserves.

(a)                Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment at such time, or (y) such Lender’s Applicable Percentage of the Borrowing Base at such time, subject in each case to the following limitations:

(i)                                     after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap;

(ii)                                  after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment; and

(iii)                               The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Committed Loans may be Prime Rate Loans or LIBO Rate Loans, as further provided herein.

(b)               The following are the Inventory Reserves and Availability Reserves as of the Closing Date:

(i)                                     Rent Reserve (an Availability Reserve): An amount equal to one (1) month’s rent for all of the Borrowers’ leased locations in the States of Pennsylvania, Virginia and Washington, other than leased locations with respect to which the Collateral Agent has received a Collateral Access Agreement in form reasonably satisfactory to the Collateral Agent;

(ii)                                  Customer Credit Liabilities Reserve (an Availability Reserve): An amount equal to fifty percent (50%) of the Customer Credit Liabilities as reflected in the Borrowers’ books and records;

(iii)                               Perishable Inventory Reserve (an Inventory Reserve): An amount equal to fifty percent (50%) of the Perishable Inventory reflected from time to time on the Borrowers’ books and records;

(iv)                              PACA Reserve (an Availability Reserve):  An amount equal to any liabilities owed at any time to any Person entitled to the benefits of PACA or any similar statute or regulation as reflected from time to time on the Borrowers’ books and records, which Reserve shall be $0 as of the Closing Date;

(v)                                 Buffalo Economic Renaissance Reserve (an Availability Reserve): An Amount equal to Two Hundred Thousand Dollars ($200,000);

(vi)                              Retail Method Adjustment Reserve (an Inventory Reserve): An amount equal to Nine Million One Hundred Eighty-One Thousand Dollars ($9,181,000); and

(vii)                           Dilution Reserve (an Availability Reserve): An amount equal to fifteen percent (15%) of Eligible Trade Receivables.

(c)                The Administrative Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion, to establish new, or modify or eliminate any existing, eligibility criteria or Reserves upon one (1) Business Day prior notice to the Lead Borrower (during which period the Administrative Agent shall be available to discuss any such proposed changes with the Borrowers at reasonable times and upon reasonable advance notice); provided that no such prior notice shall be required (i) after the occurrence and during the continuance of an Event of Default or (ii) for (A) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (B) changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or could reasonably be expected to occur were such Reserves not changed or established prior to the expiration of such one (1) Business Day period.

2.02    Borrowings, Conversions and Continuations of Committed Loans.

(a)                Committed Loans (other than Swing Line Loans) shall be either Prime Rate Loans or LIBO Rate Loans, as the Lead Borrower may request subject to and in accordance with this Section 2.02.  All Swing Line Loans shall be only Prime Rate

Loans.  Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b)               Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of, LIBO Rate Loans or of any conversion of LIBO Rate Loans to Prime Rate Loans, and (ii) on the date of any Borrowing of Prime Rate Loans.  Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice or Conversion/Continuation Notice, as the case may be, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Each Borrowing of, conversion to, or continuation of, LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing of or conversion to Prime Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the principal amount of Committed Loans to be borrowed, (iii) the Type of Committed Loans to be borrowed, and (iv) if applicable, the duration of the Interest Period with respect thereto.  Each Conversion/Continuation Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a conversion of Committed Loans from one Type to the other or a continuation of LIBO Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be converted or continued, (iv) the Type of Committed Loans to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Lead Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice of a conversion or continuation in a Conversion/Continuation Notice, then the applicable Committed Loans shall be made as, or converted to, Prime Rate Loans.  Any such automatic conversion to Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans.  If the Lead Borrower requests a Borrowing of LIBO Rate Loans in any such Committed Loan Notice or a conversion to, or continuation of, LIBO Rate Loans in a Conversion/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.

(c)                Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation in a Conversion/Continuation Notice is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Prime Rate Loans described in Section 2.02(b).  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrowers as provided above.

(d)               The Administrative Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge, Credit Party Expense, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby.  The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof.  Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05.  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

(e)                Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to, or continued as, LIBO Rate Loans without the Consent of the Required Lenders.

(f)                  The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate.  At any time that Prime Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Prime Rate promptly following the public announcement of such change.

(g)               After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than four (4) Interest Periods in effect with respect to LIBO Rate Loans.

(h)               The Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result.  The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swing Line Lender and the L/C Issuer and each Lender shall be bound thereby.  Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Prime Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c).  The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans.  The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03    Letters of Credit.

(a)                The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit, and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the lesser of the Aggregate Commitments or the Borrowing Base, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                                subject to Section 2.03(b)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than 120 days after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(C)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Admnistrative Agent may agree) or all the Lenders have approved such expiry date.

(iii)          The L/C Issuer shall not issue any Letter of Credit without the prior consent of the Administrative Agent if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                                except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial Stated Amount less than $25,000, in the case of a Commercial Letter of Credit, or $100,000, in the case of a Standby Letter of Credit;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars; provided that if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;

(E)                                 such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(F)                                 a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the L/C Issuer has received Cash Collateral or entered into other arrangements satisfactory to the L/C Issuer with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)                                 The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)               Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such other date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the Borrower for the account of which such Letter of Credit is requested to be issued; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit.  Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii)                               If the Lead Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer and the Lenders with respect to any such payment.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Prime Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Prime Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall, upon any notice pursuant to Section 2.03(c)(i), make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Prime Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Prime Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)               Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi)                              the fact that any Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will promptly notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                  Role of L/C Issuer.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance, and not in limitation, of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)               Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to one hundred five percent (105%) of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance satisfactory to the

Administrative Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrowers hereby grant to the Collateral Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If, at any time, the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(h)               Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

(i)                   Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for LIBO Rate Loans multiplied by the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of any Event of Default, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                   Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such

Letter of Credit and payable on a quarterly basis in arrears.  Such Fronting Fees shall be due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04    Swing Line Loans.

(a)                The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments, or (B) the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment; provided further that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan; provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Prime Rate.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.  The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in

Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)               Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds.

(c)                Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender, at any time in its sole and absolute discretion, may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Prime Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Prime Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Prime Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Prime Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)               Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Lender funds its Prime Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                  Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05    Prepayments.

(a)                The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Prime Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Prime Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans.  The

Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)               The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                If for any reason the Total Outstandings (determined as of the end of any Business Day) exceed the Loan Cap, as then in effect, the Borrowers shall immediately prepay Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless, after the prepayment in full of the Loans, the Total Outstandings exceed the Loan Cap, as then in effect.

(d)               (i) After the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall prepay the Loans in accordance with the provisions of Section 6.13(c) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, the Borrowers shall Cash Collateralize the L/C Obligations in accordance with the provisions of Section 8.02 hereof.

(e)                The Borrowers shall prepay the Loans and, after the occurrence and during the continuance of an Event of Default, Cash Collateralize the L/C Obligations in an amount equal to the Net Proceeds (other than, with respect only to the Notes Priority Collateral, that portion of the Net Proceeds (if any) that is then required to be paid to the Note Holders under the Senior Note Documents) received by a Loan Party on account of a Prepayment Event, irrespective of whether or not a Cash Dominion Event then exists and is continuing, which Net Proceeds shall be paid over to the Administrative Agent within two (2) Business Days of receipt (provided that, after the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall pay such Net Proceeds over to the Administrative Agent immediately upon receipt thereof) and shall be utilized to prepay the Loans in the order of priority set forth in

Section 2.05(f).  The application of such Net Proceeds to the Loans shall not reduce the Commitments.  If all Obligations then due are paid, any excess Net Proceeds shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent.

(f)                  Prepayments made pursuant to this Section 2.05, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations, and, fourth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

2.06    Termination or Reduction of Commitments.

(a)                The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. two (2) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b)               If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)                The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06.  Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees (including, without limitation, Commitment Fees, Early Termination Fees and Letter of Credit

Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07    Repayment of Loans.

(a)                The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)               To the extent not previously paid, the Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

2.08    Interest.

(a)                Subject to the provisions of Section 2.08(a) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin; (ii) each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Margin.

(b)               (i)  Upon the occurrence and during the continuance of any Event of Default under Sections 8.01(a) or 8.01(f), all outstanding Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  Upon the occurrence and during the continuance of any other Event of Default, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.  In addition to certain fees described in Sections 2.03(i) and 2.03(j):

(a)                Commitment Fee.  The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) based upon the average daily outstanding Credit Extensions (excluding Swing Line Loans) equal to the percentages set forth in the grid below times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations.

Level	Average Daily Outstanding Credit Extensions	Commitment Fee
I	Less than or equal to 50% of Loan Cap	0.75%
II	Greater than 50% of Loan Cap	0.50%

The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee, expressed as a percentage, shall be calculated on the Closing Date and thereafter, the Commitment Fee shall be calculated on each Commitment Fee Adjustment Date for the most recent calendar quarter immediately preceding such Commitment Fee Adjustment Date.

(b)               Early Termination Fee.  In the event that the Termination Date occurs, for any reason, prior to the Maturity Date, or in the event that the Borrowers elect to permanently reduce the Aggregate Commitments pursuant to Section 2.06 hereof, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a fee (the “Early Termination Fee”) in respect of amounts which are or become payable by reason thereof equal to the following: (i) one-half of one percent (0.50%) of the Aggregate Commitments then in effect if the Termination Date or such reduction of the Aggregate Commitments shall occur at any time on or before the second anniversary of the Closing Date; and (ii) one-quarter of one percent (0.25%) of the Aggregate Commitments then in effect if the Termination Date or such reduction of the Aggregate Commitments shall occur at any time on or after second anniversary of the Closing Date but prior to the third anniversary of the Closing Date.  There will be no Early Termination Fee due after the third anniversary of the Closing Date.  All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the early termination of this Agreement or the permanent reduction of the Aggregate Commitments and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof.

(c)                Other Fees.  The Borrowers shall pay to the Administrative Agent and BAS, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees.  All computations of interest for Prime Rate Loans when the Prime Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11    Evidence of Debt.

(a)                The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Any failure to so attach or endorse, or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)               In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12    Payments Generally; Administrative Agent’s Clawback.

(a)                General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office in accordance with the provisions of Section 2.14.  All payments received by the Administrative Agent after 2:00 p.m. shall, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment (other than with respect to payment of a LIBO Rate Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)               (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or, in the case of any Borrowing of Prime Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Prime Rate Loans, that such Lender has made such share available in accordance with, and at the time required by, Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the

Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Prime Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)                Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)               Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e)                Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(a)                if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)               the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which, the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14    Settlement Amongst Lenders.

(a)                The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans) and repayments of Loans (including Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b)               The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15     Increase in Commitments.

(a)                Request for Increase.  Provided no Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $20,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and (ii) the Lead Borrower may make a maximum of three such requests.  At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)               Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)    Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders) (each, an “Additional Commitment Lender”); provided, however, that without the consent of the Administrative Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $2,500,000.

(d)     Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e)     Conditions to Effectiveness of Increase.  As conditions precedent to each such increase: (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; (ii) the Borrowers, the Administrative Agent and the Lenders shall have executed and delivered an amendment to this Agreement increasing the minimum Availability thresholds set forth in the definitions of Accelerated Borrowing Base Delivery Event, Covenant Compliance Event and Cash Dominion Event such that the Availability thresholds after the Increase Effective Date are equal to the same percentage of the Aggregate Commitments after the Increase Effective Date as the percentage of the

Aggregate Commitments as of the Closing Date; (iii) the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require; (iv) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (v) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Lead Borrower and the Administrative Agent may agree; (vi) the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; (vii) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested to effectuate the documentation of the foregoing; and (viii) no Default exists.  The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)      Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01     Taxes.

(a)     Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of, and without reduction or withholding for, any Indemnified Taxes or Other Taxes, provided that, if the Borrowers shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)     Payment of Other Taxes by the Borrowers.  Without limiting the provisions of Section 3.01(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)     Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuer for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Loan Parties shall pay such payment or liability within ten (10) days after receipt of a certificate setting forth in reasonable detail the basis for, and amount of, such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, which certificate shall be conclusive absent manifest error.

(d)     Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)     Status of Lenders.  Any Foreign Lender that is entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN; or

(iv)          any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f)      Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02     Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate

Loans or to convert Prime Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Prime Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03     Inability to Determine Rates.  If the Required Lenders determine that, for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Prime Rate Loans in the amount specified therein.

3.04     Increased Costs; Reserves on LIBO Rate Loans.

(a)     Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer; or

(ii)           impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer), the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.  For the avoidance of doubt, the Borrowers shall not be obligated to pay any additional amounts under this Section 3.04(a) with respect to Taxes or any costs attributable to Taxes; the obligation of the Borrowers to pay any amounts with respect to Taxes shall be governed by Section 3.01.

(b)     Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has had, or would have, the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company, as the case may be, for any such reduction suffered.

(c)     Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Lead Borrower shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)     Reserves on LIBO Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05     Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)     any continuation, conversion, payment or prepayment of any LIBO Rate Loan on a day other than the last day of the Interest Period for such LIBO Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)     any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBO Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c)     any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07     Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08     Designation of Lead Borrower as Borrowers’ Agent.

(a)     Each Borrower hereby irrevocably designates and appoints the Lead  Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower.  In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead  Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)     Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)     The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension.  Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01     Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)     The Administrative Agent’s receipt of the following, each of which shall be originals, PDFs or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;

(ii)           a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv)          copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in any such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v)           a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in each case as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi)          a certificate signed by a Responsible Officer of the Lead Borrower, certifying that (A) the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of the Loan Documents to which it is a party, except for (1) such consents, licenses and approvals obtained by the Loan Parties prior to the Closing Date, each of which are in full force and effect as of the Closing Date, or (2) those the failure of which to obtain, individually or in the aggregate, could not have, and could not reasonably be expected to have, a Material Adverse Effect, and (D) as of the Closing Date after giving effect to the transactions contemplated hereby, the Loan Parties on a Consolidated basis are Solvent;

(vii)         a Borrowing Base Certificate dated the Closing Date, relating to the month ended on September 5, 2009, and executed by a Responsible Officer of the Lead Borrower;

(viii)        evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agents required under the Loan Documents have been obtained and are in effect;

(ix)           a payoff letter from the lenders or the agent for the lenders under each of the Existing Credit Agreements evidencing that, upon the making of the initial Credit Extensions on the Closing Date and the application of such funds in accordance with such payoff letter, all obligations under each of the Existing Credit Agreements will have been paid in full and all commitments thereunder will have terminated, and confirming that all Liens securing obligations under each of the Existing Credit Agreements will be released upon payment in full of the obligations under each of the Existing Credit Agreements, which payment in full shall occur contemporaneously with the initial funding hereunder;

(x)            the Security Documents (other than the Lancaster Mortgage) and copies of certificates evidencing any stock being pledged thereunder, together with copies of undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(xi)           the Intercreditor Agreement, duly executed by each of the parties thereto;

(xii)          all other Loan Documents, each duly executed by the applicable Loan Parties;

(xiii)         certified copies of the Senior Notes Documents, duly executed by the parties thereto, together with such other agreements, instruments and documents delivered in connection therewith as the Administrative Agent shall reasonably request;

(xiv)        (A) appraisals (based on net liquidation value) by a third party appraiser acceptable to the Collateral Agent of all Inventory and Prescription Lists of the Borrowers, (B) a written report regarding the results of a commercial finance examination of the Loan Parties, and (C) other due diligence materials (including, without limitation, with respect to the Loan Parties’ and their Affiliates’ organizational structure) reasonably requested by the Administrative Agent;

(xv)         results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Collateral Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made; and

(xvi)        (A) all documents and instruments, including Uniform Commercial Code financing statements, required by Law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent (other than the Lancaster Mortgage, which shall be filed, registered or recorded not later than sixty (60) days after the Closing Date) and (B) the Credit Card Notifications and Blocked Account Agreements required pursuant to Section 6.13 hereof.

(b)     After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall be not less than $25,000,000.

(c)     There shall not have occurred since June 30, 2009 any event or condition that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)     The Administrative Agent shall have received the Audited Financial Statements.

(e)     There shall not have occurred any default of any Material Contract of any Loan Party which could reasonably be expected to have a Material Adverse Effect.

(f)      The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(g)     The Borrowers shall have received gross proceeds from the issuance and sale by the Borrowers of the Senior Notes in an amount not less than $240,000,000.

(h)     There shall be no Indebtedness of the Loan Parties outstanding immediately after the Closing Date other than the Obligations and the Indebtedness arising under the Senior Notes Documents, except as permitted pursuant to Section 7.02.

(i)      All fees required to be paid to any of the Agents or the Arrangers on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(j)      The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and BAS to the extent invoiced at least three (3) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(k)     The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).

(l)      No material changes in governmental regulations or policies materially adversely affecting any Lender’s ability to make loans or enter into credit facilities of the type contemplated herein shall have occurred prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02     Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Conversion/Continuation Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBO Rate Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a)     The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)     No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)     The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Conversion/Continuation Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.  The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties, but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Administrative Agent; provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01     Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02     Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents); or (d) violate any Law.

5.03     Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof as provided in the Intercreditor Agreement) or (b) such as have been obtained or made and are in full force and effect.

5.04     Binding Effect.  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05     Financial Statements; No Material Adverse Effect.

(a)     The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)     The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated July 11, 2009, and the related Consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for the twenty eight weeks ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)     Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)     The Consolidated forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Sections 4.01 or 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of delivery.

5.06     Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07     No Default.  No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Indebtedness, the effect of which default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08     Ownership of Property; Liens.

(a)     Each of the Loan Parties and each Subsidiary thereof has good and marketable fee simple title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The real property subject to the Lancaster Mortgage is free and clear of all Liens, other than Permitted Encumbrances.  Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business, free and clear of all Liens, other than Permitted Encumbrances.

(b)     Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned in fee by the Loan Parties as of the Closing Date.  Schedule 5.08(b)(2) sets forth the name of the lessor and the address (including street address, county and state) of all Leases pursuant to which a Loan Party is the lessee as of the Closing Date.  To the knowledge of the Loan Parties, each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof, except to the extent that any such failure to be in full force and effect or any such default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)     The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d)     As of the Closing Date, no Loan Party or any Subsidiary of a Loan Party holds any Investments other than Permitted Investments.

5.09     Environmental Compliance.  Except as specifically disclosed in Schedule 5.09, or except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)     No Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)     (i) None of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any Subsidiary thereof is listed on the NPL or on the CERCLIS or any analogous foreign, state or local list, (ii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof, and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c)     (i) No Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof, have been disposed of, at all times during which such property was owned or operated by any Loan Party or any Subsidiary thereof, in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10     Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.  Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date.  Each insurance policy listed on Schedule 5.10 is in full force and effect as of the Closing Date and all premiums in respect thereof that are due and payable have been paid.

5.11     Taxes.  The Loan Parties and their Subsidiaries have filed all Federal, state and other material Tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which (i) are being contested in good faith by appropriate proceedings being diligently conducted, (ii) for which adequate reserves have been provided in accordance with GAAP, (iii) as to which Taxes no Lien has been filed and (iv) such contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) those which could not reasonably be expected to result in a Material Adverse Effect.  There is no proposed Tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement, with the exception of any tax sharing agreement solely among the Loan Parties.

5.12     ERISA Compliance.

(a)     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan maintained by a Loan Party that is intended to qualify under Section 401(a) of the Code either (i) has been determined by the IRS to be qualified under Section 401(a) of the Code or (ii) has an applicable remedial amendment period that will not have ended before the Closing Date, and, to the knowledge of the Lead Borrower, nothing has occurred which, if known by the IRS, could reasonably be expected to prevent, or cause the loss of, such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, unless the failure to make such contributions could not reasonably be expected to result in a Material Adverse Effect.  No Lien on the assets of a Loan Party or an ERISA Affiliate imposed under the Code or ERISA exists or could reasonably be expected to arise on the assets of Loan Party or an ERISA Affiliate with respect to any Plan.

(b)     There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)     To the best knowledge of the Lead Borrower, none of the following have occurred, unless the occurrence of the same could not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or could reasonably be expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, could reasonably be expected to result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

5.13     Subsidiaries; Equity Interests.  As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary as of the Closing Date.  All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) as of the Closing Date in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Encumbrances.  Except as set forth in Schedule 5.13, as of the Closing Date, there are no outstanding rights to purchase any Equity Interests in any Subsidiary.  As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned as of the Closing Date in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances.  The copies of the Organization Documents of each Loan Party and each amendment thereto provided as of the Closing Date pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect as of the Closing Date.

5.14     Margin Regulations; Investment Company Act.

(a)     No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)     None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15     Disclosure.  As of the Closing Date, each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16     Compliance with Laws.  Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17     Intellectual Property; Licenses, Etc.  The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property and all of the licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses.  To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any Intellectual Property rights held by any other Person, except for such infringement which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18     Labor Matters.  As of the Closing Date, except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or its Subsidiaries pending or, to the knowledge of any the Lead Borrower, threatened; (b) the hours worked by, and payments made to, employees of the Loan Parties and their Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters; (c) no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law; and (d) all payments due from any Loan Party or its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary to the extent required by GAAP.  Except as set forth on Schedule 5.18 no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement.  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect,: (A) there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition; (B) there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries; and (C) the consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19     Security Documents.

(a)     The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in the Perfection Certificate.  Upon the filing of such financing statements, releases and other filings and/or the obtaining of “control,” the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including, without limitation, the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person, except for (a) with respect to the Notes Priority Collateral only, Liens securing the obligations of the Loan Parties arising under the Senior Notes Documents, and (b) other Permitted Encumbrances having priority under applicable Law.

(b)     When the Trademark Security Agreement is filed in the United States Patent and Trademark Office within the three-month period (commencing as of the Closing Date) pursuant to 15 U.S.C. §1060, and when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on patents, patent applications, registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof), except for (a) with respect to the Notes Priority Collateral only, Liens securing the obligations of the Loan Parties arising under the Senior Notes Documents, and (b) other Permitted Encumbrances having priority under applicable Law.

(c)     The Lancaster Mortgage, together with any required financing statements (if applicable), when filed with the appropriate Governmental Authorities, shall create in favor of the Collateral Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Lancaster Mortgage), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Upon the filing of the Lancaster Mortgage and any required financing statements (if applicable) with the appropriate Governmental Authorities, the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property (as defined in the Lancaster Mortgage) that may be perfected by such filing (including, without limitation, the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person, except for (a) with respect to the Notes Priority Collateral only, Liens securing the obligations of the Loan Parties arising under the Senior Notes Documents, and (b) other Permitted Encumbrances having priority under applicable Law.

5.20     Solvency.  After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are, and will be, Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21     Deposit Accounts; Credit Card Arrangements.

(a)     Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA: (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b)     Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges for sales made by such Loan Party.

5.22     Brokers.  No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan  Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23     Material Contracts.  The Loan Parties have delivered or otherwise made available to the Administrative Agent true, correct and complete copies of all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date.  The Loan Parties are not in breach or in default of or under any Material Contract, the effect of which breach or default is to cause, or to permit, any other party thereto to terminate such Material Contract, and the Loan Parties have not received any notice of the intention of any other party thereto to terminate any Material Contract, except, in each case referred to in this sentence, for any such Material Contract that has been replaced prior to, or concurrently with, the termination thereof in accordance with the terms of Section 7.12(a).

5.24     Casualty.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.25     Pharmaceutical Laws.

(a)     The Loan Parties have obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of their businesses under any Pharmaceutical Law, except where the failure to obtain such permits, licenses or other authorizations could not reasonably be expected to have a Material Adverse Effect.

(b)     The Loan Parties are in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and are also in compliance with all Pharmaceutical Laws, including all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Pharmaceutical Laws, except where the failure to comply with such terms, conditions or laws could not reasonably be expected to have a Material Adverse Effect.

(c)     None of the Loan Parties has any liabilities, claims against it or presently outstanding notices imposed or based upon any provision of any Pharmaceutical Law, except for such liabilities, claims, citations or notices which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.26     HIPAA Compliance.

(a)     To the extent that, and for so long as, a Loan Party is a “covered entity” within the meaning of HIPAA, such Loan Party: (i) has undertaken or will promptly undertake all applicable surveys, audits, inventories, reviews, analyses and/or assessments (including any required risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by failure of Loan Party to be HIPAA Compliant (as defined below); (ii) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented, or will implement, those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Loan Party is or becomes HIPAA Compliant.  For purposes hereof, “HIPAA Compliant” shall mean that a Loan Party, to the extent legally required, (i) is or will use commercially reasonable efforts to be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), and (ii) is not, and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that has had or could reasonably be expected to have a Material Adverse Effect.

(b)     Schedule 5.26(b), annexed hereto, sets forth a complete list of all “business associate agreements” (as such term is defined in HIPAA) that any Loan Party has entered into with any person as of the Closing Date and true, correct and complete copies of all of such agreements have been provided to Agent.

5.27     Compliance With Health Care Laws.

(a)     Each Loan Party is in compliance with all Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to it, unless the failure to comply with any such law, rule or regulation has not had and could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, no Loan Party has received notice of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b)     Each Loan Party has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs as required by the Health Care Laws or other applicable Law or regulation and each Loan Party and the owners of the facilities and other businesses managed by any Loan Party have all permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under Health Care Laws and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto, and with respect to those facilities and other businesses that participate in Medicare and/or Medicaid, to receive reimbursement under Medicare and Medicaid, except where the failure to obtain any such permit, license, franchise, certificate or other approval or authorization could not reasonably be expected to have a Material Adverse Effect.

(c)     Each Loan Party which is a Certified Medicare Provider or Certified Medicaid Provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, all of which are complete and correct in all material respects. To the best of the Loan Parties’ knowledge, there are no claims, actions or appeals pending (and no Loan Party has filed any claims or reports which should result in any such claims, actions or appeals) before any Third Party Payor or

Governmental Authority, including, without limitation, any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of HCFA, with respect to any Medicare or Medicaid cost reports or claims filed by any Loan Party on or before the date hereof. No validation review or program integrity review related to a Loan Party which could reasonably be expected to have a Material Adverse Effect has been conducted by any Third Party Payor or Governmental Authority in connection with Medicare or Medicare programs, and to the best of the Loan Parties’ knowledge, no such reviews are scheduled, pending or threatened against or affecting any Loan Party, or any of its assets, or, the consummation of the transactions contemplated hereby.  To the best of the Loan Parties’ knowledge, there currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Federal and State Medicare and Medicaid certifications or licensure against such parties.

(d)     Schedule 5.27(d) hereto sets forth an accurate, complete and current list of all participation agreements of the Loan Parties with health maintenance organizations, insurance programs, preferred provider organizations and other Third Party Payors as of the Closing Date.  Each such agreement is in full force and effect and no default exists thereunder, except to the extent that (i) any such failure to be in full force and effect or any such default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) such agreement has been replaced prior to, or concurrently with, the termination thereof in accordance with the terms of Section 7.12(a).

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than any Obligation in respect of the Other Liabilities) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01     Financial Statements.  Deliver to the Administrative Agent:

(a)     as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Parent (commencing with the first Fiscal Year ending after the Closing Date), a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any

“going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)     as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent (commencing with the first Fiscal Quarter ending after the Closing Date), a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (i) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (ii) the corresponding Fiscal Quarter of the previous Fiscal Year and (iii) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)     as soon as available, but in any event within thirty (30) days after the end of each Fiscal Period of each Fiscal Year of the Parent (commencing with the Fiscal Period ended October 3, 2009), a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Period, and the related Consolidated statements of income or operations for such Fiscal Period, and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (i) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (ii) the corresponding Fiscal Period of the previous Fiscal Year and (iii) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations of the Parent and its Subsidiaries as of the end of such Fiscal Period in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)     as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Parent, forecasts prepared by management of the Lead Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of Consolidated balance sheets and statements of income or operations and cash flows and an availability model of the Parent and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs) and, as soon as available, any significant revisions (if any) to such forecast with respect to such Fiscal Year.

6.02     Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)    (i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), 6.01(b) and 6.01(c) (commencing with the delivery of the financial statements for the Fiscal Period ended October 3, 2009), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower (to be furnished even if a Covenant Compliance Event is not then in effect) and (ii) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a copy of management’s discussion and analysis with respect to such financial statements.  In the event of any change in GAAP used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;

(b)     on the 15th day of each Fiscal Period (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Period, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that, upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, such Borrowing Base Certificate shall be delivered on Thursday of each week (or, if Thursday is not a Business Day or if such week has a holiday on a Monday, Tuesday, Wednesday or Thursday, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(c)     promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them;

(d)     promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Loan Parties and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange;

(e)     the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(f)      as soon as available, but in any event within thirty (30) days prior to the expiry of the then existing insurance policies certificates evidencing renewal of all insurance policies required to be maintained pursuant hereto;

(g)     promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(h)     promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (upon request to the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a), (b), or (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are provided to the Administrative Agent for posting on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03     Notices.  Promptly, and in any event within five (5) Business Days (other than with respect to clauses (f) and (h) below, in which case such notice is required within fifteen (15) Business Days) after a Responsible Officer of the Lead Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a)     of the occurrence of any Default;

(b)     of any breach or non-performance of, or any default under, the C&S Supply Agreement or either of the McKesson Agreements, the effect of which breach or default is to cause, or to permit, any party to such agreement to terminate such agreement;

(c)     of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(d)     of the occurrence of any ERISA Event;

(e)     of any change in any Loan Party’s chief executive officer or chief financial officer;

(f)      of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g)     of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(h)     of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $500,000;

(i)      of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(j)      the receipt of any notice from a supplier, seller or agent pursuant to either PACA or PASA with respect to claims individually or in the aggregate in excess of $1,000,000; and

(k)     of any failure by any Loan Party to pay rent at any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04     Payment of Obligations.  Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including: (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (d) no Lien has been filed with respect thereto or (ii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent with respect to establishing Reserves pursuant to this Agreement.

6.05     Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Sections 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.06     Maintenance of Properties.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof.

6.07     Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.

(a)     Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgagee clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent (provided that the Collateral Agent shall promptly remit such proceeds, in their entirety, to the Lead Borrower, unless such proceeds constitute Net Proceeds on account of a Prepayment Event or a Cash Dominion Event has occurred and is continuing, in which case the Administrative Agent shall promptly apply such proceeds to reduce the outstanding balance of Credit Extensions in accordance with Sections 2.05(f) or 8.03, as applicable), (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(b)     Cause commercial general liability policies and excess (umbrella) liability policies to be endorsed to name the Collateral Agent as an additional insured.

(c)     Cause business interruption policies (if any) to name the Collateral Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent (provided that the Collateral Agent shall promptly remit such proceeds, in their entirety, to the Lead Borrower, unless such proceeds constitute Net Proceeds on account of a Prepayment Event or a Cash Dominion Event has occurred and is continuing, in which case the Administrative Agent shall promptly apply such proceeds to reduce the outstanding balance of Credit Extensions in accordance with Sections 2.05(f) or 8.03, as applicable), (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(d)     Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days prior written notice thereof by the insurer to the Collateral Agent.

(e)     Deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

None of the Credit Parties or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07.  If the insurance policies do not provide waiver of subrogation rights against the Credit Parties and their agents or employees, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against such parties.  The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08     Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP, and (ii) such contest effectively suspends enforcement of the contested Laws, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09     Books and Records; Accountants.

(a)     (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b)     At all times, retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent.

6.10     Inspection Rights.

(a)     Permit representatives and independent contractors of the Administrative Agent (acting in consultation with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records (including, without limitation, the insurance policies maintained by or on behalf of the Loan Parties), and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm (provided that the Lead Borrower shall have the opportunity to participate in any such discussions), all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b)     Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Subject to the following sentences, the Loan Parties shall pay the fees and expenses of the Administrative Agent and such professionals with respect to such evaluations and appraisals.  The Loan Parties acknowledge that the Administrative Agent may, in its reasonable discretion, undertake up to two (2) appraisals of the Borrowers’ Inventory and Prescription Lists and two (2) commercial finance examinations in any twelve month period at the Loan Parties’ expense; provided that, if Availability is less than thirty percent (30%) of the Loan Cap at the End of any Business Day, the Loan Parties acknowledge that the Administrative Agent may, in its reasonable discretion, undertake up to three (3) appraisals of the Borrowers’ Inventory and Prescription Lists and up to three (3) commercial finance examinations in the following twelve month period at the Loan Parties’ expense.  Notwithstanding anything to the contrary contained herein, the Administrative Agent may cause additional appraisals and commercial finance examinations to be undertaken (i) as it in its reasonable discretion deems necessary or appropriate, at its own expense, or (ii) if required by applicable Law or if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11     Use of Proceeds.  Use the proceeds of the Credit Extensions (a) to refinance the Indebtedness of the Lead Borrower and its Subsidiaries under the Existing Credit Agreements, (b) to finance transaction fees and expenses related hereto, (c) to finance the acquisition of working capital assets of the Borrowers, including the purchase of Inventory and Equipment, in each case in the ordinary course of business, (d) to finance Capital Expenditures of the Borrowers, and (e) for general corporate purposes of the Loan Parties, in each case to the extent permitted under applicable Law and the Loan Documents.

6.12     Additional Loan Parties.  Notify the Administrative Agent promptly after any Person becomes a Wholly Owned Subsidiary, and promptly thereafter (and in any event within thirty (30) days (or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion)) (a) cause any such Person that is a Domestic Subsidiary to (i) (A) become a Borrower, if such Person is a Domestic Subsidiary that owns assets of the type included in the Borrowing Base or (B) become a Guarantor, if such Person is a Domestic Subsidiary that does not own assets of the type included in the Domestic Borrowing Base, by executing and delivering to the Administrative Agent a Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Collateral Agent on such Person’s assets to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in Sections 4.01(a)(iii), 4.01(a)(iv), 4.01(a)(xv) and 4.01(a)(xvi) and customary opinions of counsel to such Person as to such matters concerning such Person and the Loan Documents as the Administrative Agent may reasonably request, and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, cause such Loan Party to pledge such Equity Interests and promissory notes evidencing such Indebtedness (if any) (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary and such time period may be extended based on local law or practice), in each case in form, content and scope reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, no assets of a CFC, and no Equity Interests of a Subsidiary of any CFC, shall be required to be pledged under this Section 6.12.  In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13     Cash Management.

(a)     On or prior to the Closing Date (or, in the case of clause (a)(ii) below, within the time period specified in Section 6.20):

(i)            deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); and

(ii)           enter into a Blocked Account Agreement with each Blocked Account Bank (collectively, the “Blocked Accounts”).

(b)     The Loan Parties shall ACH or wire transfer no less frequently than once each Business Day (and whether or not there are then any outstanding Obligations) all amounts on deposit in each DDA (other than the Trust Account) and all payments received by any Loan Party from credit card processors (i) prior to the establishment of the Blocked Accounts in accordance with the terms of Section 6.20(d), to one or more accounts maintained by the Loan Parties at a Blocked Account Bank, and (ii) upon the establishment of the Blocked Accounts in accordance with the terms of Section 6.20(d), to a Blocked Account.

(c)     After the occurrence and during the continuance of a Cash Dominion Event, the Loan Parties and each Blocked Account Bank shall ACH or wire transfer no less frequently than once each Business Day (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Administrative Agent at Bank of America (the “Administrative Agent’s Account”) all cash receipts and collections by the Loan Parties, including, without limitation, the following:

(i)            all available cash receipts from the sale of Inventory (including, without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);

(ii)           all proceeds of collections of Accounts;

(iii)          all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event, including, without limitation, any Prepayment Event;

(iv)          the then contents of each DDA (other than the Trust Account), net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained; and

(v)           the then entire ledger balance of each Blocked Account (other than the Trust Account), net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the applicable Blocked Account Bank.

In the event that, notwithstanding the provisions of this Section 6.13(c), any Loan Party receives or otherwise has dominion and control of any such proceeds or collections after the occurrence and during the continuance of a Cash Dominion Event, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Administrative Agent’s Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(d)     Upon the occurrence and during the continuance of a Cash Dominion Event, the Loan Parties shall provide the Administrative Agent with an accounting of the contents of the Blocked Accounts and the Administrative Agent’s Account, which shall identify, to the satisfaction of the Administrative Agent, the proceeds from the Notes Priority Collateral which were deposited into a Blocked Account and swept to the Administrative Agent’s Account.  Upon the receipt of (i) the contents of the Blocked Accounts, and (ii) such accounting, the Administrative Agent agrees to promptly remit to the Indenture Trustee the proceeds of the Notes Priority Collateral received by the Administrative Agent.

(e)     The Administrative Agent’s Account shall at all times be under the sole dominion and control of the Administrative Agent.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Administrative Agent’s Account, (ii) the funds on deposit in the Administrative Agent’s Account shall at all times be collateral security for all of the Obligations and (iii) after the occurrence and during the continuance of a Cash Dominion Event, the funds on deposit in the Administrative Agent’s Account shall be applied as provided in Sections 2.05(f) or 8.03, as applicable, of this Agreement.

(f)      Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.  So long as no Cash Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts (other than the Administrative Agent’s Account).  Any amounts held or received in the Administrative Agent’s Account at any time when no Cash Dominion Event exists shall be promptly remitted to an account of the Lead Borrower, or as the Lead Borrower may otherwise direct.

6.14     Information Regarding the Collateral.

(a)     Furnish to the Administrative Agent prompt written notice (but in any event not more than thirty (30) days after any change referred to herein) of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

(b)     Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Administrative Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same.  From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein).  Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.15     Physical Inventories.

(a)     Cause not less than two (2) physical inventories to be undertaken, at the expense of the Loan Parties, in each Fiscal Year and periodic cycle counts (provided that, upon prior written notice to the Administrative Agent, the Loan Parties may reduce the number of physical inventories to one (1) physical inventory in each Fiscal Year), in each case conducted by such inventory takers as are satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Collateral Agent.  The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party.   The Lead Borrower, within thirty (30) days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)     Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, in its reasonable discretion, may cause additional such inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties).

6.16     Environmental Laws.  (a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions with respect to its Real Estate that are required in order to comply with Environmental Laws.

6.17     Further Assurances.

(a)     Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which any Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence satisfactory to the

Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)     Except as otherwise permitted under the Security Agreement, if any assets having a fair market value in excess of $250,000, individually or in the aggregate, are acquired by any Loan Party after the Closing Date (other than assets constituting Excluded Property (as defined in the Security Agreement) or Collateral that automatically becomes subject to the Lien of the Security Documents upon acquisition thereof), notify the Agents thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations (subject to Permitted Encumbrances) and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties.  In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

6.18     Compliance with Terms of Leaseholds.  Except as otherwise expressly permitted hereunder, (i) make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, (ii) keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, (iii) notify the Administrative Agent of any default by any party with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and (iv) cause each of its Subsidiaries to do so, except, in any case described in the foregoing clauses (i) through (iv), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.19     Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.20     Post-Closing Matters.

(a)     Within thirty (30) days after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion), the Loan Parties shall use commercially reasonable efforts to deliver to the Administrative Agent, a Collateral Access Agreement for their corporate headquarters and each of their locations located in Pennsylvania.  Notwithstanding the foregoing, the

Administrative Agent reserves the right in its Permitted Discretion to impose Reserves with respect to such locations.

(b)     Within sixty (60) days after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion), deliver to the Collateral Agent the Lancaster Mortgage, along with evidence that all other actions that the Collateral Agent may deem necessary or desirable in order to create a valid and subsisting Lien on the property described in the Lancaster Mortgage, subject only to Permitted Encumbrances having priority by operation of applicable Law, has been taken.

(c)     Within fifteen (15) days after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion), use commercially reasonable efforts to deliver to the Administrative Agent an agreement with each franchisee of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.  Notwithstanding anything to the contrary contained herein, so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent hereby acknowledges and agrees that it shall not impose any Reserves in respect of the Loan Parties’ relationship with the franchisees solely as a result of the failure to deliver such agreement prior to the expiration of the time period set forth herein; provided, however, in the event that (i) a Default or an Event of Default has occurred and is continuing or (ii) the Loan Parties are unable to deliver an agreement with one or more of the franchisees within the time period set forth herein, the Administrative Agent reserves the right in its Permitted Discretion to impose Reserves with respect to all amounts owing by the Loan Parties to such franchisees.

(d)     Within sixty (60) days after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion), deliver, or cause to be delivered, to the Collateral Agent a Blocked Account Agreement with each of the following financial institutions, in each case relating to accounts in respect of which the Loan Parties are required to deliver Blocked Account Agreements pursuant to the terms of this Agreement: (a) Bank of America, N.A.; and (b) M&T Bank.

(e)     Within thirty (30) days after the Closing Date (or such longer period of time as may be agreed to by the Administrative Agent in its reasonable discretion), the Loan Parties shall deliver to the Administrative Agent a certificate of foreign qualification from the State of New York for Bath LLC.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than any Obligation in respect of the Other Liabilities) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments.  Make any Investments, except Permitted Investments.

7.03 Indebtedness.  Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.

7.04 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to, or immediately after giving effect to, any action described below or would result therefrom:

(a)     any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)     any Loan Party or any Subsidiary which is a Loan Party may merge with or into any other Subsidiary which is a Loan Party, provided that in any merger involving a Borrower, such Borrower shall be the continuing or surviving Person;

(c)     in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person; and

(d)     any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party.

7.05 Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to, or immediately after giving effect to, any action described below or would result therefrom:

(a)     each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b)     the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests of such Person (other than Disqualified Stock);

(c)     the Lead Borrower may utilize a portion of the proceeds of the Senior Notes to pay cash dividends to its shareholders in any transaction or group of transactions which are part of a common plan completed on or within thirty (30) calendar days of the Closing Date, in an aggregate amount not to exceed $105,000,000, provided that such dividends shall be made solely from identifiable cash proceeds of the Senior Notes which have been segregated by the Lead Borrower or the Parent in a separate account;

(d)     the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests held by any of its present or former employees, directors or consultant pursuant to any management equity plan or stock option plan, provided that Restricted Payments made pursuant to this clause (d) shall not exceed $2,500,000 in the aggregate in any Fiscal Year (with unused amounts in any Fiscal Year being carried over to the next succeeding Fiscal Year);

(e)     if the Payment Conditions are satisfied, the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it;

(f)      if the Payment Conditions are satisfied, the Parent may declare or pay dividends or distributions with respect to any capital stock or other Equity Interest of the Parent;

(g)     the Loan Parties may make Restricted Payments for the purpose of paying Tax Distributions; and

(h)     the Loan Parties and each Subsidiary may pay any dividend or redeem any Equity Interests within ten (10) days after the date of declaration or call for redemption thereof if, at such date of declaration or call for redemption, such payment was otherwise permitted pursuant to this Section 7.06.

7.07 Repayments and Prepayments of Indebtedness.  Repay, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Default or Event of Default then exists or would arise therefrom, regularly scheduled repayments, repurchases, redemptions or defeasances of interest on account of Permitted Indebtedness, (b) mandatory prepayments of principal and interest on account of the Note Obligations made solely with proceeds of the Notes Priority Collateral, (c) voluntary prepayments, repurchases, redemptions or defeasances of principal and interest on account of Permitted Indebtedness as long as the Payment Conditions are satisfied, and (d) Permitted Refinancings of any such Indebtedness.

7.08 Change in Nature of Business.

(a)     In the case of the Parent, engage in any business or activity other than (i) direct or indirect ownership of all outstanding Equity Interests in the other Loan Parties, (ii) maintenance of its corporate existence, (iii) participation in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (iv) execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (v) execution and delivery of the Senior Notes Documents to which it is a party and the performance of its obligations thereunder, and (vi) activities incidental to the businesses or activities described in clauses (i) through (v) of this Section 7.08(a).

(b)     In the case of each of the other Loan Parties, engage in any line of business other than a Permitted Business.

7.09 Transactions with Affiliates.  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a)     a transaction between or among the Loan Parties not prohibited hereunder;

(b)     any issuance or sale of Equity Interests of the Parent (other than Disqualified Stock) to Affiliates;

(c)     payments pursuant to the Management Agreement on account of Management Fees payable to the Sponsor on a quarterly basis in advance after the Closing Date not to exceed $2,500,000 in any calendar year, provided that such Management Fees may not be paid if an Event of Default then exists or would arise therefrom, provided further that any such Management Fees not be permitted to be paid hereunder shall accrue and be payable when the applicable Event of Default has been waived and no additional Event of Default has occurred and is continuing or would arise as a result of such payment;

(d)     transactions permitted pursuant to Sections 7.02, 7.03 and 7.06 of this Agreement;

(e)     payments of reasonable and documented out-of-pocket expenses provided by the Sponsor to the Loan Parties pursuant to the Management Agreement, provided that no Event of Default then exists or would arise therefrom;

(f)      payments in connection with Qualified Securitization Transaction;

(g)     transactions related to the repayment of the Indebtedness of the Loan Parties’ existing as of the Closing Date to be repaid in accordance with the terms and conditions of the Indenture or this Agreement;

(h)     Investments by the Sponsor in debt securities of the Parent (or any of its Subsidiaries) so long as (i) the Investments are being offered to other investors on the same or more favorable terms and (ii) the Investments constitute less than five percent (5%) of the proposed outstanding issue amount of the class of securities;

(i)      payment of reasonable compensation to officers and employees for services actually rendered to any Loan Party or any of its Subsidiaries; and

(j)      transactions undertaken pursuant to the agreements described on Schedule 7.09 and any renewals, replacements or modifications of such agreements, provided that the terms thereof are not materially less favorable when taken as a whole to the Lenders than those in effect on the Closing Date.

7.10 Burdensome Agreements.

(a)     Enter into or permit to exist any Contractual Obligation (other than the Senior Notes Documents, this Agreement or any other Loan Document) that (i) limits the ability (A) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (B) of any Subsidiary to Guarantee the Obligations, (C) of any Subsidiary to make or repay loans to a Loan Party, or (D) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

(b)     The restrictions contained in Section 7.10(a) shall not prohibit:

(i)            any encumbrance or restriction pursuant to an agreement or instrument (including, without limitation, the Loan Documents and the Senior Note Documents) in effect on the Closing Date, or any agreement governing Indebtedness that contains encumbrances and restrictions that are not materially more restrictive than those contained in the Loan Documents and the Senior Notes Documents;

(ii)           any encumbrance or restriction with respect to a Subsidiary that is not a Subsidiary on the Closing Date, in existence at the time such Person becomes a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, provided that such encumbrances and restrictions are not applicable to any Subsidiary or the properties or assets of any Subsidiary other than such Subsidiary which is becoming a Subsidiary or such Subsidiary’s Subsidiaries;

(iii)          any encumbrance or restriction pursuant to any agreement governing any Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness;

(iv)          any encumbrance or restriction contained in any Indebtedness acquired or other agreement of any Person or related to assets acquired (whether by merger, consolidation or otherwise) by the Parent or any of its Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person or such Person’s Subsidiaries, or the property or assets of the Person or such Person’s Subsidiaries, so acquired;

(v)           any encumbrance or restriction existing under applicable Law, rule, regulation or order or any requirement of any regulatory body;

(vi)          in the case of clause (i)(A) of subsection (a) above, Permitted Encumbrances that limit the right of the debtor to dispose of the assets subject to such Permitted Encumbrances;

(vii)         customary non-assignment provisions in leases, licenses or contracts;

(viii)        customary restrictions contained in (A) asset sale agreements that limit the transfer of such assets pending the closing of such sale and (B) any other agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other Disposition;

(ix)           customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements; provided, however, that such restrictions do not apply to any Subsidiaries other than the applicable company, partnership or joint venture;

(x)            restrictions contained in Permitted Indebtedness, so long as such restrictions are customary for Indebtedness of the type incurred and the board of directors of the Parent determines in good faith that such restrictions will not adversely affect the Parent’s or the Lead Borrower’s ability to make payments of principal or interest on the Obligations;

(xi)           any encumbrance or restriction with respect to a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such encumbrances and restrictions are necessary or advisable to effect the transactions contemplated under such Qualified Securitization Transaction in the good faith determination of the Parent;

(xii)          restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business; and

(xiii)         any encumbrance or restriction under any agreement that amends, extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xii), or in this clause (xiii); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

7.11 Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.12 Amendment of Material Documents.

(a)     (i) Enter into any amendment or modification of, or agree to or accept any waiver under, (A) its Organization Documents or (B) any Material Indebtedness (other than the Indenture or any of the other Senior Notes Documents), in each of the cases described in this clause (i), to the extent that such amendment, modification or waiver would materially adversely affect the rights of any Loan Party or any Subsidiary, as applicable, or any Credit Party; or (ii) permit any Material Contract to be cancelled or terminated prior to its stated expiration unless such Material Contract is either (A) replaced by a new agreement with a third party reasonably acceptable to the Administrative Agent in its Permitted Discretion or (B) replaced by the Loan Parties’ in-sourcing of the services previously provided by a third party under such Material Contract, in each of the cases described in this clause (ii), on terms substantially similar or more favorable to the Loan Parties than those in effect under the Material Contract being cancelled or terminated and otherwise reasonably acceptable to the Administrative Agent in its Permitted Discretion.

(b)     Enter into any amendment or modification of, or agree to or accept any waiver under, the Indenture or any of the other Senior Notes Documents to the extent that the effect of such amendment, modification or waiver would be to: (i) increase the interest rate or the cash rate of interest on, such Indebtedness by more than two (2%) percent; (ii) cause there to be an earlier maturity date or decreased weighted average life thereof; (iii) add, or change in a manner adverse to any Loan Party, any event of default or add, or make more restrictive, any covenant with respect to the Indebtedness thereunder; (iv) change in a manner adverse to any Loan Party the prepayment provisions of such Indebtedness; (v) change in a manner adverse to any Loan Party the terms of, or otherwise alter, any redemption or put rights thereunder; or (vi) change or amend any other term if such change or amendment would (A) increase the obligations of the Loan Parties or (B) confer additional rights on the holder of such Indebtedness in a manner adverse to any Loan Party or any Credit Party.

7.13 Fiscal Year; Changes Regarding the Collateral.

(a)     Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as permitted or required by GAAP upon thirty (30) days prior written notice to the Administrative Agent.

(b)     Effect or permit any change referred to in Section 6.14(a) unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (having the priority set forth in the Intercreditor Agreement) for its own benefit and the benefit of the other Credit Parties.

7.14 Blocked Accounts; Credit Card Processors.  (a) Open new DDAs (other than the Trust Account) after the closing Date unless either (i) such new DDAs sweep on a daily basis to a Blocked Account or (ii) the Loan Parties shall have delivered to the Administrative Agent appropriate Blocked Account Agreements or (b) enter into agreements with new credit card processors unless the Loan Parties shall have delivered to the Administrative Agent appropriate Credit Card Notifications, in each of the cases described in clauses (i) and (ii), consistent with the provisions of Section 6.13.  No Loan Party shall maintain any bank accounts or enter into any agreements with credit card processors other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15 Consolidated Fixed Charge Coverage Ratio.  During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the occurrence of such Covenant Compliance Event and as of the last day of each Fiscal Period thereafter based upon the most recent Measurement Period, to be less than 1.10 to 1.00.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a)     Non-Payment.  The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or on any L/C Obligation, or any fee due hereunder, and, in the case of this clause (ii), such failure continues for one (1) Business Day, or (iii) any other amount payable hereunder or under any other Loan Document and, in the case of this clause (iii), such failure continues for three (3) days; or

(b)     Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13, 6.14(a) or 6.20 or Article VII; or

(c)     Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)     Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e)     Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness under any Swap Contract), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $4,000,000; or

(f)      Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries, other than an Immaterial Subsidiary, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for forty-five (45) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for forty-five (45) calendar days, or an order for relief is entered in any such proceeding; or

(g)     Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary, other than an Immaterial Subsidiary, thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ten (10) days after its issuance or levy; or

(h)     Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $2,000,000 (unless bonded or covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, and such insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i)      ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan (other than the United Food and Commercial Workers’ Local One Pension Fund) which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plam or the PBGC in an aggregate amount in excess of $2,000,000 or which could reasonably be expected to result in a Material Adverse Effect; or (ii) an ERISA Event occurs with respect to the United Food and Commercial Workers’ Local One Pension Fund (A) which has resulted or could reasonably be expected to result in any Loan Party or any ERISA Affiliate being obligated to make aggregate payments to the United Food and Commercial Workers’ Local One Pension Fund in any Fiscal Year that exceed the sum of (1) the Lead Borrower’s aggregate employer contribution obligation for the year 2011 with respect to the United Food and Commercial Workers’ Local One Pension Fund, as set forth in the Lead Borrower’s current collective bargaining agreements with the United Food and Commercial Workers’ District Union Local One, plus (2) $10,000,000 or (B) which has resulted or could reasonably be expected to result in a Material Adverse Effect; or (iii) a Loan Party or any ERISA Affiliate (A) incurs a “default”, as such term is defined in Section 4219(c)(5)(A) of ERISA, with respect to a withdrawal liability payment, which default results in, or could reasonably be expected to result in, a Material Adverse Effect or (B) receives notice from the sponsor of a Multiemployer Plan requiring immediate payment of the full outstanding amount of such Loan Party’s or ERISA Affiliate’s withdrawal liability pursuant to Section 4219(c)(5) of ERISA; or

(j)      Invalidity of Loan Documents.  (i)  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document and the Intercreditor Agreement; or

(k)     Change of Control.  There occurs any Change of Control; or

(l)      Cessation of Business.  Except as otherwise expressly permitted hereunder, any Loan Party, other than an Immaterial Subsidiary, shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(m)    Loss of Collateral.  There occurs any uninsured loss to any material portion of the Collateral; or

(n)     Breach of Contractual Obligation.  (i) Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or (ii) any other event occurs with respect to any Material Contract, the effect of which default or other event described in the foregoing clauses (i) or (ii) is to cause, or to permit, the counterparty to such Material Contract to terminate such Material Contract, unless such Material Contract has been replaced prior to, or concurrently with, the termination thereof in accordance with the terms of Section 7.12(a); or

(o)     Indictment.  The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony and such indictment remains unquashed or undismissed for a period of ninety (90) days or more, unless the Agents, in their reasonable discretion, determined that the indictment is not material; or

(p)     Guaranty.  The termination or attempted termination of any guarantee of the Obligations except as expressly permitted hereunder or under any other Loan Document.

8.02 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders, shall, take any or all of the following actions:

(a)     declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)     require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d)     whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Event of Default under Section 8.01(f) as to any Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agents of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, and fees (including Letter of Credit Fees but excluding Early Termination Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of all other Obligations (including, without limitation, the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04 and Early Termination Fees, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of all other Obligations arising from Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a)     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b)     Each of the Lenders (in its capacities as a Lender), Swing Line Lender and the L/C Issuer hereby irrevocably appoints Bank of America as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

9.02 Rights as a Lender.  The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agents:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agents shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or the L/C Issuer. In the event that the Agents obtain such actual knowledge or receive such a notice, the Agents shall give prompt notice thereof to each of the other Credit Parties.  Upon the occurrence of an Event of Default, the Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.  Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Credit Parties.  In no event shall the Agents be required to comply with any such directions to the extent that any Agent believes that its compliance with such directions would be unlawful.

The Agents shall not be responsible for, or have any duty to ascertain or inquire into, (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04 Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

9.06 Resignation of Agents.  Either Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, to appoint a successor, which shall be an Eligible Assignee.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that, if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders (in consultation with the Lead Borrower) appoint a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 9.11, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.08 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Administrative Agent and such Credit Parties under Sections 2.03(i) and 2.03(j), as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.09 Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,

(a)     to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted and any Other Liabilities which are not by their terms then due and payable, provided that the Agents shall have received such indemnities and collateral security as they shall have required in accordance with the terms of Section 10.11 to protect the Credit Parties against any obligations that may thereafter arise with respect to such Other Liabilities) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.01;

(b)     to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c)     to release any Guarantor from its obligations under any guarantee of the Obligations if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any guarantee of the Obligations pursuant to this Section 9.09.  In each case as specified in this Section 9.09, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under any guarantee of the Obligations, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

9.10 Notice of Transfer.  The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.11 Reports and Financial Statements.  By signing this Agreement, each Lender:

(a)     agrees to furnish the Administrative Agent, after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Administrative Agent may reasonably request), with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;

(b)     is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(c)     expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)     expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan

Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)     agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)      without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.12 Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession.  Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.13 Indemnification of Agents.  The Lenders shall indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of the Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.14 Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.15 Defaulting Lender.

(a)     If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to the Administrative Agent its Applicable Percentage of any Loans, expenses or setoff or purchase its Applicable Percentage of a participation interest in the Swingline Loans or L/C Borrowings and such failure is not cured within one (1) Business Day after receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not in limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit.  The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.12 hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b)     The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans.  Upon any such purchase of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c)     Each Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

9.16 Syndication Agents and Co-Lead Arrangers.  Notwithstanding the provisions of this Agreement or any of the other Loan Documents, neither any Person who is or becomes a Syndication Agent nor the Arrangers, in their capacities as such, shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE X
MISCELLANEOUS

10.01   Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b)     as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender, or (ii) any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written Consent of such Lender;

(c)     as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d)     as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(e)     change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f)     except in connection with Permitted Dispositions, release, or limit the liability of, any Loan Party, other than an Immaterial Subsidiary, without the written Consent of each Lender;

(g)     except in connection with Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(h)     except as provided in Section 2.15, increase the Aggregate Commitments without the written Consent of each Lender;

(i)      change the definition of the term “Borrowing Base” or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(j)      modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for a Permitted Overadvance without the written Consent of each Lender; and

(k)     except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that: (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; (v) any member of the Sponsor Group that at any time holds any portion of the Obligations or Commitments shall be subject to the Sponsor Lender Limitations; and (vi) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender or Deteriorating Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each

Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02   Notices; Effectiveness; Electronic Communications.

(a)     Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Loan Parties, the Agents, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication.  The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)     Change of Address, Etc.  Each of the Loan Parties, the Agents, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agents, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)     Reliance by Agents, L/C Issuer and Lenders.  The Agents, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agents, the L/C

Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

10.03   No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04   Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay all Credit Party Expenses (excluding any Taxes, the payment of which shall be governed by Section 3.01 of this Agreement).

(b)           Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  For the avoidance of doubt, this Section 10.04(b) shall not apply with respect to Taxes, which shall be governed by Section 3.01.

(c)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)           Payments.  All amounts due under this Section 10.04 shall be payable on demand.

(e)           Survival.  The agreements in this Section 10.04 shall survive the resignation of any Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05   Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agents upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06   Successors and Assigns.

(a)     Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)           in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or

Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A)          the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(B)           the consent of the Administrative Agent, the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)     Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations.  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to Section 10.06(e), the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)     Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)     Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Prime Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Prime Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07   Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and Approved Funds and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section 10.07, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08             Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09             Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10             Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11             Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than any Obligation in respect of the Other Liabilities) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  Further, the provisions of Article III, Article IX and Section 10.04 shall survive and remain in full force and effect until the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof and repayment of all of the Obligations (including, without limitation, those arising under Article III, Article IX and Section 10.04) hereunder.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04 hereof.

10.12             Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13             Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, a Deteriorating Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)   the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)   in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)   such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14             Governing Law; Jurisdiction; Etc.

(a)   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b)   SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)   WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER

HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14.  EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)   SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)   ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN, AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15             Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16             No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan

Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby, except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided, and will not provide, any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document), and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17             USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.  Each Loan Party is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18             Foreign Asset Control Regulations.  Neither the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a

“blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19             Time of the Essence.  Time is of the essence of the Loan Documents.

10.20             Press Releases.

(a)   Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.

(b)   Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark.  Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof.  Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements

10.21             Additional Waivers.

(a)   The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)   The obligations of each Loan Party  shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)   To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election upon the occurrence and during the continuance of an Event of Default, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated.  Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)   Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.  Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.22             No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23             Attachments.  The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24             Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to the Security Documents, and the exercise of any right or remedy by the Collateral Agent hereunder or thereunder, are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

TOPS MARKETS, LLC, as Lead Borrower and as a Borrower

By:	/s/
Name:
Title:

TOPS HOLDING CORPORATION, as a Guarantor

By:	/s/
Name:
Title:

TOPS GIFT CARD COMPANY, LLC, as a Guarantor

By:	/s/
Name:
Title:

BATH LLC, as a Guarantor

By:	Tops Markets, LLC, its sole member

By:	/s/
Name:
Title:

ARP BRADFORD LLC, as a Guarantor

By:	Tops Markets, LLC, its sole member

By:	/s/
Name:
Title:

Signature Page to Credit Agreement

S/1

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:	/s/
Name:
Title:

Signature Page to Credit Agreement

S/2

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/
Name:
Title:

Signature Page to Credit Agreement

S/3

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/
Name:
Title:

Signature Page to Credit Agreement

S/4

HSBC BUSINESS CREDIT (USA) INC., as a Lender

By:	/s/
Name:
Title:

Signature Page to Credit Agreement

S/5